UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒	Filed by a party other than the Registrant
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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12
BALLY’S CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Bally’s Corporation:

You are cordially invited to attend the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Bally’s Corporation to be held virtually on May 16, 2024 at 2:00 p.m., Eastern Time. You may access the Annual Meeting via the internet through a virtual web conference at www.virtualshareholdermeeting.com/BALY2024. Shareholders entitled to notice of, and to vote at, the Annual Meeting are shareholders as of the close of business on March 20, 2024. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting.
The following items are to be voted on at the Annual Meeting:

1.	To elect the following nominees to hold office for a term of three years:
Terrence Downey, Jaymin B. Patel, and Wanda Young Wilson;
2.	To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the year ending December 31, 2024;
3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;
4.	To consider and vote on a shareholder proposal regarding a report on the adoption of a smokefree policy; and
5.	To transact other business, if any, that may properly come before the Annual Meeting or any adjournments or postponements.
You may vote your shares in advance of the meeting via the internet, by telephone or by mail or by attending and voting online at the Annual Meeting via www.virtualshareholdermeeting.com/BALY2024. Please refer to the section “How do I vote?” in the proxy statement for detailed voting instructions. Whether or not you expect to attend the meeting, please sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) as soon as possible to ensure that your shares are represented at the meeting. To participate in the virtual meeting, you will need the 16-digit control number included on your notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 2:00 p.m., Eastern Time. Online check-in will begin at 1:45 p.m., Eastern Time, and you should allow ample time for the check-in procedures.

We look forward to speaking with you at the meeting.

By Order of the Board of Directors

Soohyung Kim
April 5, 2024	Chairman of the Board of Directors

BALLY’S CORPORATION
100 Westminster Street
Providence, Rhode Island 02903

PROXY STATEMENT
Annual Meeting of Shareholders
to be held virtually on May 16, 2024

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Bally’s Corporation for the Annual Meeting of shareholders to be held virtually on May 16, 2024 at 2:00 p.m., Eastern Time. Shareholders of record as of the close of business on March 20, 2024 can attend the Annual Meeting online, including to vote and/or to submit questions at www.virtualshareholdermeeting.com/BALY2024. As used in this proxy statement, references to the “Company,” “Bally’s,” “we,” “our” or “us” mean Bally’s Corporation and all entities included in our consolidated financial statements.

On or about April 5, 2024, the proxy materials for the Annual Meeting, including this proxy statement and our 2023 annual report to shareholders, were first sent to shareholders of record as of the close of business on March 20, 2024, and are available over the internet at www.proxyvote.com.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

You are being sent this proxy statement and the enclosed proxy card because our Board is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to know to vote at the meeting. To vote your shares, please simply sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) so that it is received by 11:59 p.m. Eastern Time the day before the meeting date.

Record Date. Only shareholders of record as of the close of business on March 20, 2024 will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournments thereof. As of March 20, 2024, 40,426,353 common shares were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and shareholders may vote in advance of the meeting via the internet, by telephone or by mail, or by attending and voting online at the Annual Meeting.

Quorum. One-third of the common shares entitled to vote at the Annual Meeting, represented online or by proxy, or as instructed herein virtually will constitute a quorum for the transaction of business at the meeting. Common shares represented online, by proxy (including shares which abstain, broker non-votes and shares that are not voted with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the meeting.

Notice and Access. In accordance with rules approved by the Securities and Exchange Commission (“SEC”), we furnish proxy materials to our shareholders over the internet. On or about April 5, 2024, we mailed to all shareholders of record as of the close of business on March 20, 2024, a notice containing instructions on how to access our Annual Report to Shareholders, which contains our audited consolidated financial statements for the fiscal year ended December 31, 2023, our proxy statement, proxy card, and other items of interest to shareholders on the internet website indicated in our notice, at www.proxyvote.com, as well as instructions on how to vote your common shares in connection with the Annual Meeting. That notice also provided instructions on how you can request a paper copy of our proxy materials and Annual Report to Shareholders if you desire.

Required Vote. Proposal 1 is based on plurality voting, which means the director nominees who receive the most votes will be elected even if less than a majority. Only Messrs. Downey, Patel and Ms. Wilson have been duly nominated for election. As such, a shareholder may vote to “withhold” but doing so will not affect the results of the election.

Proposals 2, 3, and 4 require the affirmative vote of a majority of the votes cast at the meeting online or by proxy. A vote “against” or “abstain” will have the effect of a negative vote.

		Board Recommendation	Page
PROPOSAL 1	Election of Directors	FOR	4
PROPOSAL 2	Ratification of the appointment of independent registered public accounting firm	FOR	44
PROPOSAL 3	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers	FOR	46
PROPOSAL 4	Consider and vote on a shareholder proposal regarding a report on the adoption of a smokefree policy	AGAINST	47

We know of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the meeting for a vote, then the persons named as proxies would have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the meeting.

Broker Non-Votes. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have discretion to direct the voting of the shares.

Brokers do not have discretionary authority to vote on election of directors, on matters related to executive compensation, including the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers or on the shareholder proposal. Therefore, there may be broker non-votes with respect to those votes. Broker non-votes will not affect the outcome of these votes and will not be counted in determining the number of shares necessary for approval of those proposals. Brokers have discretionary authority to vote on ratification of Deloitte & Touche, LLP as our independent registered public accounting firm and, therefore, no broker non-votes are expected in connection with that vote.

Method and Expenses of Solicitation. Proxies may also be solicited personally and by telephone or facsimile or other electronic means by our regular employees, without any additional remuneration. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners of shares held of record by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation material.

Shareholders of Record. If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Shareholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Shareholders. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares. If a broker or other nominee holds your shares in “street name,” your broker has enclosed a voting instruction form, which you should use to vote those shares. The voting instruction form indicates whether you have the option to vote those shares by telephone or by using the internet.

Attendance at the Annual Meeting. To participate in the virtual meeting, you will need the 16-digit control number included on your notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 2:00 p.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:45 p.m., Eastern Time, and you should allow ample time for the check-in procedures.

Revocation of Proxies. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised by written notice to our Secretary at our principal executive offices at Bally’s Corporation, 100 Westminster Street, Providence, Rhode Island 02903, Attn: Secretary or by submission of another proxy bearing a later date. In addition, shareholders of record attending the meeting online may revoke their proxies at any time before they are exercised.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the meeting or vote your shares online. If you complete, sign and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you sign and submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted as recommended by our Board. If any other matters are properly presented for voting at the meeting, or any adjournments or postponements of the meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will vote to elect the three persons identified below to serve in the class of directors for a term of three years expiring at the 2027 annual meeting of shareholders and thereafter until their respective successors are duly elected and qualified or until the earlier of their resignation, death or removal.

Directors will be elected by the affirmative vote of the holders of a plurality of the shares represented online or by proxy at the meeting. Shareholders may not vote their shares cumulatively in the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. Any shareholder submitting a proxy has the right to withhold authority to vote for an individual nominee by writing that nominee’s name in the space provided on the proxy. Shares represented by all proxies received by us and not marked to withhold authority to vote for any individual director or for all directors will be voted “for” the election of all of the nominees named below. If for any reason any nominee is unable to accept the nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to nominate someone else or to reduce the number of management nominees to such extent as the persons named as proxies may deem advisable.

Nominees for Directors

Terrence Downey, Jaymin B. Patel, and Wanda Young Wilson have been nominated to serve as directors by our Board, based upon the recommendation of our Nominating and Governance Committee. The following table sets forth certain information regarding the nominees:

Name and Age of Nominee	Biographical Information
Terrence Downey Age 69
Mr. Downey has served as an independent director at Bally’s Corporation since January 2019. Mr. Downey served as the President and Chief Operating Officer of SLS Las Vegas from January 2017 to July 2017. Earlier in his career, Mr. Downey served as the President and General Manager of Aliante Gaming LLC from November 2012 through October 2016. Prior to joining Aliante Gaming LLC, Mr. Downey worked over 15 years as Vice President and General Manager at multiple Station Casinos locations.
Mr. Downey brings valuable experience with his demonstrated history of working in the hospitality industry and strong business development skills.

Jaymin B. Patel Age 56	Mr. Patel has served as Vice-Chairman of the Bally's Corporation Board since May of 2023 and as an independent director since January 2021. He currently serves as Executive Chairman of Perennial Climate, Inc., a company building the world’s leading verification platform for soil-based carbon removal and climate smart agriculture. From 2015 to 2018, Mr. Patel served as the CEO and Director of Brightstar Corporation, a $10+ billion SoftBank global wireless device services company. Prior to that, Mr. Patel served as President and CEO of GTECH Corporation (now IGT) from 2008 to 2015, President and COO in 2007 and CFO of GTECH Holdings Corporation from 2000 to 2006 (NYSE:GTK), and as CFO of Lottomatica SPA from 2006 to 2007 (Milan:LTO.MI). Additionally, Mr. Patel has served on the Board of Directors of SpartanNash (NASDAQ:SPTN) since February 2022 and Brown & Brown, Inc. (NYSE:BRO) since January 2023. Mr. Patel is also on the Foundation Board of the Community College of Rhode Island.

Mr. Patel brings valuable experience with his demonstrated history of executive leadership roles, global operations experience, finance and board service.

Name and Age of Nominee	Biographical Information
Wanda Young Wilson Age 74	Ms. Wilson has served as an independent director at Bally’s Corporation since May 2019. Ms. Wilson retired as the Chief Operating Officer, General Counsel and Secretary of the Tennessee Education Lottery Corporation (“TEL”) in 2019. Ms. Wilson joined the TEL in 2003 as Executive Vice President and General Counsel and was promoted to Chief Operating Officer in 2013. Prior to joining the TEL, Ms. Wilson was employed at the Georgia Lottery Corporation, where she served as the Senior Vice President and General Counsel for 10 years. Earlier in her career, she was an investment banker with EF Hutton and the Northern Trust Bank.

Ms. Wilson brings valuable experience with her demonstrated history of legal, regulatory and compliance roles.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS NAMED ABOVE.

Continuing Directors

The following table sets forth information relating to our directors who will continue to serve as directors until the expiration of their respective terms of office:

Name and Age of Director	Biographical Information
Soohyung Kim Age 49 Term expires: 2025
Mr. Kim has served as the Chairman of the Bally's Corporation Board since December 2019 and as an independent director since 2016. Mr. Kim is the Managing Partner and Chief Investment Officer of Standard General L.P., an investment firm. Mr. Kim has been investing in special situations strategies since 1997 including stints at Bankers Trust Company, Och-Ziff Capital Management and Cyrus Capital Partners. Mr. Kim is a Director of Intralot SA, a Director of Coalition for Queens, a Director of the Cary Institute of Ecosystem Studies and a Director of the Stuyvesant High School Alumni Association. Mr. Kim is a former member of the board of directors of Greektown Superholdings and Media General, Inc. and the board of managers of ALST Casino Holdco, LLC.

Tracy S. Harris Age 60 Term expires: 2025	Ms. Harris has served as an independent director of Bally’s Corporation since February 2023. Ms. Harris has extensive financial and operational experience, having served as Chief Financial Officer for MIB Group Holdings, Inc., UMUC\Ventures, Bullis School LLC, The BondFactor Company, American Institute of Architects, Deion Hampton & Associates, and the Washington Convention Center Authority. She currently serves on the Board of 1847 Holdings LLC (NYSE:EFSH), CareFirst Blue Cross Blue Shield, District of Columbia Retirement Board, and the Council of Institutional Investors. Ms. Harris was recently appointed to the PCAOB Investor Advisory Group. Ms. Harris holds a BS in Marketing from Fontbonne University, an MBA from St. Louis University and a Master of Public Administration from the University of Pennsylvania.
George T. Papanier Age 66 Term expires: 2026
George Papanier became President of Bally’s Corporation on March 31, 2023. His association with Bally’s began in 2004 when he served as the Chief Operating Officer, an appointment he held until February 2011 when he was then appointed to the role of President and CEO of Bally’s. Prior to joining Bally’s, Mr. Papanier served in the same capacity for Peninsula Gaming with properties in Iowa and Louisiana, from 2000 to 2004 and as COO for Resorts Casino Hotel in Atlantic City, NJ from 1997 to 2000. Both positions involved strategic and tactical planning for the resorts and supervision of major renovation and construction projects. He was also active in evaluating potential acquisitions and development of projects for the two organizations. From 1995 to 1997, he served as CFO for both Sun International Hotels Limited in the Bahamas and Mohegan Sun Casino in Uncasville, CT. Earlier in his career he served in executive operations capacities of Hemmeter Enterprises in Denver, CO and in an executive financial capacity for Trump Plaza Hotel and Casino in Atlantic City. Mr. Papanier is a graduate of Rowan University where he received a B.A. in Business Administration and Accounting. He is a Certified Public Accountant and served as Treasurer of the Casino Association in New Jersey from 1999 to 2000.

Name and Age of Director	Biographical Information
Robeson M. Reeves Age 40 Term expires: 2025	Robeson Reeves became Chief Executive Officer of Bally’s Corporation on March 31, 2023. Formerly, he served as President of Bally’s Interactive Division since October 1, 2021 and the Chief Operating Officer of Gamesys since July 2015. Mr. Reeves joined Gamesys in September 2005 and held a number of positions, most recently Director of Gaming Operations since May 2010 and served as a member of the Gamesys Board of Directors since August 2010. Since joining Gamesys, Mr. Reeves has built a strong record in cohesively connecting player and product experiences to marketing and business KPIs, ensuring sustainable growth. He graduated in 2005 with a BSc in Statistics, Operations Research and Management Studies from University College, London.
Jeffrey W. Rollins Age 59 Term expires: 2026
Mr. Rollins has served as an independent director at Bally’s Corporation since May 2019. Mr. Rollins has extensive experience in gaming, having previously served as an independent director at Dover Downs, a position he held from 2002 to 2019. He joined Ashford Capital Management in August 2013 as Managing Director and Managing Member, Osprey Advisors. Prior to joining Ashford, Mr. Rollins founded J.W. Rollins & Associates, which focused on investing in and building established and early stage growth companies. He was also a Partner and Managing Director of a private equity fund focused on growth companies. Mr. Rollins currently serves on the Board of Dover Motorsports (NYSE:DVD) and the Duke University Fuqua School of Business, Board of Visitors.

CORPORATE GOVERNANCE

Board of Directors

Our Board is currently comprised of eight members and has the following five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance Committee and the Environmental, Social and Governance (“ESG”) Committee. The membership and functions of each standing committee are described below. Each standing committee operates under a written charter which, along with our Code of Business Conduct and Corporate Governance Guidelines, can be found on the About—Governance Documents section of our website at www.ballys.com. The information on our website is not part of this proxy statement or any other report or registration statement that we furnish to or file with the SEC.

Board Meetings

During the year ended December 31, 2023, our Board held 10 meetings, including telephonic meetings. During this period, all of the existing directors attended or participated in at least 67% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served. The independent directors met without management present at each of the regular quarterly meetings of the Board in 2023.

Director Attendance at Annual Meetings of Shareholders

Although we do not have a formal policy regarding attendance by members of our Board at our annual meetings of shareholders, we encourage the members of our Board to attend such meetings. All of our directors attended last year’s annual meeting of shareholders, which was held on May 17, 2023.

Director Independence

Under the rules of the New York Stock Exchange (the “NYSE”), independent directors must comprise a majority of our Board. Our Board has undertaken a review of the independence of each director based upon definitions promulgated by the SEC and the rules of the NYSE and, applying these standards, our Board has affirmatively determined that each of Messrs. Downey, Kim, Patel, Rollins and Mses. Harris and Wilson qualify as an independent director under applicable rules. In making these determinations, our Board considered the current and prior relationships that each director has with us and all other facts and circumstances our Board deemed relevant.

Board Leadership Structure

Since December 2019, Soohyung Kim has served as Chairman of our Board. Our Board has considered this leadership structure and believes it currently provides the most efficient and effective leadership model for Bally’s by enhancing both the Chairman’s and Chief Executive Officer’s ability to provide clear insight and direction of business strategies and plans to both our Board and management. Separating the role of Chairman of the Board and our Chief Executive Officer ensures that each individual is able to more exclusively focus on their role. Our Board has not appointed a lead independent director at this time.

Ability of Shareholders to Communicate with our Board

We have established several means for shareholders, interested parties and others to communicate with our Board. If a shareholder or interested party has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of our Secretary at our corporate office address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to a member of the Nominating and Governance Committee in care of our Secretary at our corporate office address. If a shareholder or interested party is unsure as to which category the concern relates, the shareholder may communicate it to any one or more of the independent directors in care of our Secretary at our corporate office address. All such shareholder communications will be forwarded to the applicable director(s), unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include customer complaints, solicitations, communications that do not relate directly or indirectly to Bally’s or its business or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.

Audit Committee

Our Audit Committee currently consists of Ms. Harris (Chair), Mr. Rollins and Ms. Wilson. Our Board has determined that each of the members is independent under the NYSE and SEC standards, and that each are financially literate within the requirements of the NYSE listing standards. Our Board has also determined that Ms. Harris qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC and NYSE requirements.

The Audit Committee operates under a written charter adopted by the Board. The primary duties and responsibilities of the Audit Committee are to (1) assist the Board in fulfilling its oversight responsibilities with respect to (a) the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications, independence and performance, and (d) the performance of the Company’s internal audit function; (2) prepare the Committee’s report to be included in the Company’s annual proxy statement; (3) advise and consult with management and the Board regarding the financial affairs of the Company; and (4) appoint, compensate, retain, terminate and oversee the work of the Company’s independent auditors. The responsibilities and activities of the Audit Committee are described in greater detail in the report included in this proxy statement under the caption “Report of the Audit Committee.”

The Audit Committee held 11 meetings during the year ended December 31, 2023. The Audit Committee also held executive sessions on several occasions during the year with Company management not present.

Compensation Committee

Membership, Responsibilities, Authority and Process

Our Compensation Committee currently consists of Mr. Rollins (Chair), Mr. Patel and Ms. Wilson. Our Board has determined that each member is independent under the NYSE and SEC standards. All members of our Compensation Committee are also “non-employee directors” under SEC standards.

The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee is responsible for decisions relating to all compensation plans, policies and perquisites as they affect the CEO and other executive officers and may form and delegate authority to subcommittees when it deems appropriate. Among other things, the role of the Compensation Committee is to: (1) establish and review executive compensation policies and programs; (2) review and approve executive officer compensation; (3) recommend incentive compensation plans; (4) recommend equity-based plans; (5) administer compensation plans; (6) review annually and determine the peer group(s) used for benchmarking executive compensation levels; (7) oversee regulatory compliance; (8) review employment agreements and severance agreements; (9) oversee management continuity; (10) review director compensation; (11) determine and review stock ownership guidelines; and (12) review compensation discussion and analysis.

The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of director or executive officer compensation. The Compensation Committee also has the sole authority to approve the consultant’s fees and other retention terms. In addition, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain other advisors. Bally’s will provide appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm, independent counsel or other independent advisors hired by the Compensation Committee. The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee or as otherwise permitted by the terms of any compensation plan, program, policy, agreement or arrangement approved by the Compensation Committee or the Board.

The Compensation Committee held eight meetings during the year ended December 31, 2023. Our Chief Executive Officer does not participate in deliberations concerning, and was not present for the vote on, his compensation arrangements. Additional information regarding the Compensation Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed under the heading “Executive Compensation — Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Mr. Rollins (Chair), Mr. Patel and Ms. Wilson. None of these Compensation Committee members are a current or former Bally’s officer or employee. During 2023, none of Bally’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on Bally’s Board or the Compensation Committee.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Mr. Downey (Chair), Ms. Harris and Mr. Kim. Our Board has determined that each member is independent under the NYSE and SEC standards.

The Nominating and Governance Committee operates under a written charter adopted by the Board. The primary purpose of the Nominating and Governance Committee is to identify individuals it determines to be qualified to become members of the Board, recommend candidates to fill vacancies on the Board and newly created director positions, recommend whether incumbent directors should be nominated for re-election to the Board upon the expiration of their terms, recommend corporate governance guidelines applicable to the Board and the Company’s employees, oversees the evaluation of the Board and its committees and assess and recommend members of the Board to the Board for committee membership. The Nominating and Governance Committee evaluates prospective nominees suggested by any stockholder in substantially the same manner and against substantially the same criteria as any other prospective nominee identified from any other source. No person may serve as a member of the Board or be elected or nominated for election to the Board, unless such person has been licensed to serve as a member of the Board by the applicable gaming authorities at the time of such service, election or nomination.

The Nominating and Governance Committee held six meetings during the year ended December 31, 2023.

Compliance Committee

Our Compliance Committee currently consists of: Ms. Wilson (Chair) and Messrs. Downey and Papanier. The Compliance Committee was formed by the Board and operates under a written charter adopted by the Board. The primary purpose of the Compliance Committee is to establish and administer the Company’s compliance program (the “Compliance Program”) and develop, initiate, maintain and revise compliance policies and procedures to prevent illegal, unethical, or improper conduct. Among other things, the role of the Compliance Committee is to: (1) periodically review the Code of Business Conduct to ensure continuing relevance in providing guidance to management and employees and, if applicable, recommend updates to the Code to the Board; (2) maintain reasonable current knowledge of laws and regulations; (3) respond to alleged material violations of rules, regulations, policies, procedures and the Code of Business Conduct as identified by the compliance officer by evaluating or recommending the initiation of investigative procedures; (4) act as an independent review and evaluation body with the objective of ensuring that identified compliance issues within the Company are evaluated, investigated and resolved; (5) identify potential areas of compliance vulnerability and risk, develop and implement corrective action plans determined to be appropriate for resolution of compliance issues and provide general guidance on how to avoid and address similar situations in the future; (6) monitor anti-money laundering requirements and compliance; (7) monitor the compliance communication program for the Company; (8) monitor the performance of the Compliance Program and related activities on a continuing basis, taking appropriate steps to improve its effectiveness; and (9) provide updates to the Audit Committee, as necessary, regarding the operation and progress of compliance efforts.

The Compliance Committee held nine meetings during the year ended December 31, 2023.

ESG Committee

The Board’s ESG Committee consists of Mr. Kim (Chair), Ms. Harris and Mr. Reeves. The purpose of the ESG Committee is to (1) review significant policies and performance on matters relating to ESG issues and opportunities, employee health and safety, approach to corporate social responsibility, and activities related to stakeholder engagement and philanthropy; (2) oversee and monitor the Company’s vision and values; (3) advise the Board and management on significant public issues that are pertinent to the Company and its stakeholders and; (4) assist management in setting strategy, establishing goals and integration, and sustainability into strategic and tactical business activities across the Company to create long-term shareholder value. The ESG Committee also evaluates policies related to responsible gaming, including the prevention of underage and problem gambling; diversity in the workforce; community engagement and investment; impact on the environment; and certain health and safety programs in respect of the Company’s employees, guests, and premises.

The ESG Committee held three meetings during the year ended December 31, 2023.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and at the committee level, in overseeing the management of our exposure to risk. The Board is regularly updated regarding risks that we face, including those that may impact our financial and operational performance, our credit and liquidity profile and other elements of our strategic plans. The Audit Committee assists our Board in this function and is charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial risk exposure and review of related party transactions. Our other standing committees also have responsibilities with respect to risk oversight. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The Nominating and Governance Committee was formed to manage risks associated with the independence of the Board, including considering whether any director nominees have relationships or potential conflicts of interest that could affect their independence. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is informed of risks we face through reports from our committees and management.

Bally’s ESG Commitment

Bally’s is committed to engaging and investing in the communities in which we operate, promoting a diverse and inclusive workplace for our valued team members, and a positive and safe experience for our players and guests. We strive to make a positive impact and embrace our commitment to ESG, including a focus on responsible gaming and business practices across our global company.

In 2023, the Company formed an executive Sustainability Committee, comprised of senior leaders across our global footprint from diverse areas within the company including operations, public affairs, human resources and corporate governance. A key achievement in 2023 was the launch of the Company’s first ESG materiality assessment to inform a global ESG strategy and areas of focus, supported by more robust reporting capabilities.

Diversity, Equity, and Inclusion. The Company’s executive Diversity, Equity, and Inclusion (“DEI”) committee sets the strategy for ensuring Bally’s people and business priorities reflect the diversity of our customers and guests and that inclusion is fully embraced as core to our DNA and how we operate. Bally’s Executive Director of DEI leads this enterprise-wide DEI initiatives in collaboration with all aspects of our business, including human resources, procurement, and operations.

Across all jurisdictions where we are located, we are dedicated to building stronger communities by becoming an integral part of the local community as reflected in our workforce and community engagement. As an example, Bally’s actively considers local applicants, military personnel and first responders. The Company donates to local veteran homes and has hosted veteran career fairs to actively recruit military personnel and connect them with prospective employers. The Company also donates concert tickets to veterans and active-duty military personnel. We are also committed to providing employment opportunities to individuals with developmental disabilities. For example, we work with Access Point RI, a non-profit human services organization that provides children and adults with developmental disabilities the means to lead full and productive lives, to make available such opportunities at our Rhode Island properties.

Bally’s is committed to a diverse, inclusive workforce. Globally, 47% of Bally’s employees are women and in the United States, 46% of its employees self-identify as members of minority groups. Bally’s leadership (management and above) is comprised of 33% women and 13.9% self-identify as members of minority groups.

We have expanded the reach of our DEI activities across all our operations and report our progress to Bally’s ESG Committee. Bally’s engaged the entire company in education designed to enhance awareness of DEI and promote a more inclusive workplace. As part of our DEI strategy for 2023, education specific to inclusion was rolled out throughout the organization, including mandatory education for people managers and leaders, as well as our executive leadership team. At present, this education has a completion rate of over 90% by our North American employees, with plans to continue expand to an even wider audience across the Company.

Offering our employees the opportunity and resources to connect, support one another, and contribute to building a more inclusive environment is one of the key objectives in our DEI strategy. In previous years, our Bally’s Interactive division has been able to support the activities of 4 networks with a total of 665 members and programming attended or supported by thousands. Bally’s employee networks serve as a platform and community for employees from diverse backgrounds. Participation in our employee networks is open to all employees. The current Bally’s employee networks are PRIDE – promoting an inclusive environment for our LGBTQIA+ community; EMBRACE – giving a voice to employees from ethnically diverse backgrounds; The Parents Network – supporting working parents, carers, and parents-to-be; and The Global League of Women (GLoW) – highlighting and discussing gender-driven issues.

Our DEI strategy in action, illustrates we have built a robust cultural calendar aimed at celebrating and honoring diversity throughout the year. Our internal actions within this space provide our employees key opportunities to expand their understanding of diverse experiences, build supportive communities, and engage with one another. Several key events in our cultural calendar for the past year have included:

•International Women’s Day Roundtable – held in our property in Atlantic City and streamed across our channels, this event brought together four members of our Bally’s senior leadership to discuss their career paths, achievements, and observations as women in our fast-paced and competitive industry.

•Pride Celebrations – scheduled throughout the summer, in line with the local Pride events in many of our offices. We hosted internal events and attend celebrations supporting the LGBTQ+ communities in Providence, Toronto, Isle of Man, Malta, Manila, and Spain.
•Global Diversity Month – we had the privilege of hosting an exclusive talk delivered by Dr. Yusef Salaam, noted activist and author of Better Not Bitter, who delivered an impactful talk on growth and resilience.
•Veteran’s Day – we were proud to honor the sacrifices and bravery of the veterans amongst our teams. We highlighted the stories and experiences of these individuals through a video which was shared across the enterprise and on our social media platforms.

Last year, our work in supplier diversity advanced in Chicago with the opening of our flagship temporary casino. Bally’s, in partnership with the City of Chicago have curated the most aggressive goals in the country in support of small, women and minority owned business enterprises. In 2024, we will support our first supplier diversity fair. Bally’s have national and international memberships to support our business diversity efforts in half dozen organizations including the National Minority Supplier Development Council (NMSDC); Women’s Business Enterprise National Council (WBENC); Stonewall; Business in the Community; Global Gaming Women; and African Americans in Gaming; Bally’s is committed to business diversity by engaging veteran, minority and women owned businesses across our Company.

Responsible Gaming. We are committed to ensuring responsible play and guest safety. All our employees participate in training to better equip them to identify and mitigate problem play. In 2023, Bally’s spent approximately 6,000 hours training staff members on responsible gaming measures. The Company is a member of the US Responsible Gaming Coalition and the corporate Leadership Circle for the National Council on Problem Gambling, adopted American Gaming Association’s Responsible Marketing Code of Conduct and Have a Game Plan Campaign, and commenced the process to obtain Responsible Gaming Accreditation for North America through RG Check in Ontario. We are also committed to supporting responsible gaming research and in 2023 made a $1.05 million to the International Center of Responsible Gaming for expanded research for underage play prevention and the usage of responsible gaming tools. Our properties participate in Responsible Gaming programs, including self-exclusion programs.

Community Investment and Engagement. The Bally’s UK based Foundation, focused on programs aimed at addressing mental health and wellness, donated more than $300,000 in 2023. In 2023, the Bally’s Foundation expanded its focus to North America.

In 2023, the Company made a $5 million donation over 5 years to the Community College of Rhode Island Foundation. Bally’s landmark support will increase pathways to higher education and provide economic opportunities for students interested in pursuing a career in the casino and gaming industries, as well as Bally’s employees looking to advance their skill sets. In addition, each of our sixteen properties makes significant contributions to their local communities and has donated to many non-profit and charitable organizations, including various local hospitals, senior care facilities, food banks, schools, and community programs. In 2023, Bally’s employees donated thousands of hours to various community service efforts, which reflects the company’s continued commitment to creating opportunities for economic growth and development in the communities we serve.

Our People; Employee Health and Well-Being. Bally’s engages in a number of employee wellness initiatives, including annual blood drives, wellness fairs, flu shot clinics, weight management support programs, employee dining programs and property sanitation programs, in addition to a weekly wellness communication distribution to employees providing helpful information on health initiatives and best practices. The Company also offers a wellness fund through our medical benefits provider which provides our employees with the opportunity to earn health-conscious rewards through the completion of certain wellness initiatives. We also maintain positive relationships with various unions and currently have thirty-two collective bargaining agreements covering approximately 3,040 employees.

During the Covid-19 pandemic Bally’s adopted robust, enhanced safety measures across all properties. While requirements have subsided, Bally’s remains vigilant with its various health and safety policies in a continued effort to protect our employees and create safe environments for our valued guests.

As we move forward, Bally’s plans to implement new employee-focused programs. One such program is a formal Management Development Program across our retail properties. This two-year management training program will be rotational in nature providing exposure to both front and back-of-the-house operations, enabling management the opportunity to identify and recruit high performing talent.

Environment. Respect for the environment is part of our culture and we have implemented several energy and emission efficiency initiatives at our properties. Examples from individual properties include switching lights to LEDs, switching from oil and other fuel sources to cleaner, more efficient natural gas sources, installation of electric vehicle charging points, waste segregation to maximize recycling and converting our waste vegetable oil into biofuel. Bally’s also participates in demand response and energy curtailment programs run by local utilities and regional power distribution organizations to remove part or all of the electric load from the utility grid on peak days (when requested) to save energy, reduce the need for fossil fuel power plants and help integrate renewable energy onto the electric grid by providing increased sustainability.

During the last year we have taken a number of steps to formalize and advance our approach to environmental sustainability. We now have an Environment and Climate Change Policy, have established processes to measure our direct (‘scope 1 and 2’) greenhouse gas emissions and have measured our scope 3 emissions at all of our properties in 2023. Bally’s continues to support Earth Day annually and uses this platform to raise awareness of global environmental issues. Bally’s Earth Day theme in 2024 will be “Planet V’s Plastics”. We run several events globally to celebrate Earth Day and encourage and support our employees to participate in local events such as beach and community clean-ups.

Governance; Board Diversity. Bally’s has developed and maintained robust corporate governance, including our Code of Business Conduct and Ethics, Corporate Governance Guidelines, and Board Committee Charters, which are available on our corporate website. Beyond our policies, we support a culture that prioritizes ethical business conduct and integrity. On an annual basis all employees receive and review the Code of Business Conduct and Ethics which is subject to the oversight of Bally’s Chief Compliance Officer. Within the Code of Business Conduct and Ethics, an independent third-party whistleblower hotline number is provided to employees. Violations of the Code of Business Conduct and Ethics, Company policies, and other business misconduct may be reported 24 hours a day, 7 days a week, and remain anonymous.

At Bally’s, data privacy and security are essential to the trust of our guests and employees. We work hard to ensure that our team members are aware of and supported by technology to protect everyone, and we continually evaluate and update our procedures and training in this area. In this regard, Bally’s has established a Data Protection Committee, chaired by its Data Privacy Officer, to oversee all data protection and privacy matters across all its operations.

Bally’s requires all property leaders, all new hires and rehires, and all employees handling or verifying large current transactions to undertake a series of annual training courses on anti-money laundering practices to ensure proper compliance. The Board Compliance Committee, chaired by Wanda Y. Wilson, an independent director of Bally’s, is responsible for reviewing and monitoring compliance with the Gaming Compliance Review and Reporting Plan. The Company’s commitment to compliance includes a separate department dedicated to the regulatory compliance of its interactive operations, which is facilitated through a detailed compliance monitoring program covering licensing, technology, and regulatory requirements.

In addition, Bally’s is committed to maintaining a diverse make-up of our Board, including diversity of race, gender, ethnicity, and experience. Bally’s commitment to diversity is reflected in the composition of our Board of Directors and Executive Management Team. 62.5% of our Board members and 60% of the executive management team self-identify as members of minority groups. Women comprise 25% and 20% of the Board and executive management team, respectively, women, inclusive of women of color.

DIRECTOR COMPENSATION

Pursuant to the Company’s non-employee director compensation policy that was in place for 2023, the Vice-Chairman received an annual retainer of $400,000, consisting of $200,000 in cash paid in equal installments quarterly and $200,000 in the form of an annual grant of a Bally’s restricted stock award. Other non-employee directors (other than Mr. Kim who declined compensation for his service as a Bally’s director in 2023) were paid an annual retainer of $200,000, consisting of $100,000 in cash paid in equal installments quarterly and $100,000 in the form of an annual grant of a Bally’s restricted stock award. Director restricted stock awards vest in full in one installment on the earlier of the first anniversary of the grant date and the date of the Company’s annual meeting of shareholders that occurs in the year immediately following the grant date year. The Chair of each of the committees of the Board receives an additional $50,000 cash retainer annually, paid in equal installments quarterly. In addition, new members of the Board receive a one-time equity grant with a grant date value of $100,000 on the grant date.

The Board designed the director compensation program to attract and retain talented directors with the relevant skills and capabilities, to fairly compensate directors for the work required, to recognize the individual roles and responsibilities of the directors and to align directors’ interests with the long-term interests of Bally’s shareholders.

Non-employee directors are subject to share ownership guidelines that Bally’s adopted in 2019. See the section “Bally’s Share Ownership Guidelines and Policies for Directors and Officers” in this proxy statement for further information about these guidelines as they pertain to Bally’s non-employee directors.

2023 Director Compensation Table

The following table provides compensation information for the year ended December 31, 2023. Messrs. Papanier and Reeves do not receive compensation for their service as directors because they are employees of Bally’s. Mr. Kim has declined compensation for his service as a Bally’s director in 2023. Ms. Harris joined the Board during the first quarter of 2023. Mr. Ryan resigned as a director during the first quarter of 2023. During 2023, Ms. Wilson and Messrs. Patel and Rollins served on a newly created Operational Integration Committee that oversees the Company’s global process for streamlining company operations, among other things, and received and received additional cash compensation for such services equal to $80,000, $320,000 and $80,000, respectively.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Terrence Downey	150,000	99,995	—	—	—	249,995
Tracy S. Harris	130,000	199,991	—	—	—	329,991
Soohyung Kim	—	—	—	—	—	—
Jaymin B. Patel	495,000	199,991	—	—	—	694,991
Jeffrey W. Rollins	240,000	99,995	—	—	—	339,995
James Ryan	4,214	—	—	—	—	4,214
Wanda Y. Wilson	255,000	99,995	—	—	—	354,995
__________________________________

(1)	This column shows the amount of cash compensation earned for service on the Board and its committees. Mr. Ryan’s cash compensation was pro-rated for his time served on the Board prior to his resignation.
(2)	The amounts contained in this column represent the aggregate grant date fair value for the restricted stock awards, including unvested restricted stock awards, granted in 2023 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 718, Stock Compensation (“ASC 718”). The grant date fair value for restricted stock awards is calculated using the intrinsic value method based on the closing price of our common shares on the NYSE on the date of grant. On May 17, 2023, Ms. Wilson and Messrs. Downey and Rollins received an award of restricted stock (“RSAs”) with a grant date fair value of approximately $100,000. Ms. Harris received an award of RSAs with a grant date fair value of approximately $200,000 which includes an additional one-time award with a grant date fair value of $100,000 as a new member of the board. Mr. Patel received an award of RSAs with a grant date fair value of approximately $200,000 which includes an additional award with a grant date fair value of $100,000 for his position as Vice Chairman. Ms. Wilson and Messrs. Downey and Rollins each have 6,468 unvested RSAs outstanding as of December 31, 2023. Ms. Harris and Mr. Patel each have 12,936 unvested RSAs outstanding as of December 31, 2023. Mr. Ryan forfeited his RSA award granted in 2022 when he resigned in early 2023 and did not receive a new grant in 2023.

EXECUTIVE OFFICERS

Biographical information for the executive officers of Bally’s as of the date of this proxy statement (other than our Chief Executive Officer, Robeson M. Reeves and our President, George T. Papanier, whose biographical information is provided above under “Continuing Directors”) is set forth below. Executive officers serve at the discretion of our Board and until their successors have been duly appointed and qualified, unless sooner removed by the Board. There are no family relationships between our directors and executive officers.

Executive Officers:

Name	Age	Position
Robeson M. Reeves	40	Chief Executive Officer
Marcus Glover	48	Executive Vice President and Chief Financial Officer
Craig L. Eaton	59	President, Rhode Island Operations and Corporate Secretary
Kim Barker Lee	56	Executive Vice President and Chief Legal Officer
George T. Papanier	66	President
__________________________________

Marcus Glover

Mr. Glover has served as the Chief Financial Officer at Bally’s Corporation since May 2023. He is a senior executive in the hospitality and gaming industry with more than 20 years of experience. Most recently, Mr. Glover served as Chief Strategy Officer for QPSI LLC, a supply chain solutions and contract packaging company, where he was responsible for developing and executing the business’s growth strategy. Prior to that, Mr. Glover served in Senior Executive leadership roles for MGM Resorts, most notably as President and Chief Operating Officer of the Borgata Hotel, Casino & Spa, and President and Chief Operating Officer of the Beau Rivage Resort & Casino. Mr. Glover was also a senior executive with Caesars Entertainment in various positions, including Senior Vice President & General Manager for the Horseshoe Casino and Thistledown Racino, Assistant General Manager at Harrah’s/Caesars Entertainment in St. Louis, Missouri, and Vice President of Operations at Harrah’s/Caesars Entertainment in Biloxi, Mississippi. Marcus holds an M.B.A. from The Duke University Fuqua School of Business and received a B.A. in Business Administration, Finance from Morehouse College.

Craig L. Eaton

Craig Eaton is the President, Rhode Island Operations and Corporate Secretary for Bally’s Corporation. He has been associated with the Company since 2005 and has over 30 years of legal, regulatory, government relations and business experience. Mr. Eaton was a partner at the law firm of Adler, Pollock and Sheehan, chairing its regulatory and compliance practice group from 1998 through 2004. From 1995 to 1998, Mr. Eaton was General Counsel to the Narragansett Electric Company. A 1987 cum laude graduate of Union College and 1990 graduate of Boston College Law School, he is an active participant on various charitable and civic boards, and is a volunteer coach for various youth sports organizations.

Kim Barker Lee

Kim Barker Lee is the Executive Vice President and Chief Legal Officer at Bally’s Corporation. Ms. Lee oversees Bally’s global legal, compliance and data privacy teams, supporting the Company's global strategic initiatives.

Ms. Lee served as General Counsel and Vice President, Legal and Regulatory Affairs for Chicago-based Northstar Lottery Group, LLC, a majority-owned IGT affiliate. Ms. Lee also served as General Counsel to the Illinois Student Assistance Commission (ISAC), an Illinois state agency. She was also a partner in the public law practice while in private practice in the City of Chicago. Ms. Lee also served as the Vice President and Deputy General Counsel for IGT’s Digital and Sports Betting team from 2020 to 2021. In 2018, Ms. Lee was appointed IGT’s inaugural Vice President, Diversity and Inclusion.

Ms. Lee is a graduate of Yale College and New York University School of Law. Her board service includes Community College of Rhode Island Foundation, Family Service of Rhode Island and Providence Mutual Fire Insurance Company. She also serves as the Chair of the Board Governance Committee of the Providence Mutual Fire Insurance Company and on the board of American Gaming Association.

Ms. Lee was named one of iGB’s Most Influential Women in 2022 and one of Global Gaming Business’s 25 People to Watch for 2020 and 2024.

OWNERSHIP OF SECURITIES AND RELATED SHAREHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table contains information about the beneficial ownership of our common shares as of March 20, 2024 for (1) each shareholder known by us to beneficially own more than 5% of our common shares, (2) each of our current directors, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. The percentage of ownership indicated in the following table is based on 40,426,353 common shares issued and outstanding on March 20, 2024.

Information with respect to beneficial ownership has been furnished by each director and executive officer and with respect to beneficial owners of more than 5% of our common shares, by filings made with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common shares shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 20, 2024 are deemed outstanding, as well as any common shares that such person has the right to acquire upon the vesting of restricted stock units within 60 days after March 20, 2024, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, the mailing address of each shareholder is c/o Bally’s Corporation, 100 Westminster Street, Providence, Rhode Island 02903.

Beneficial Owners	Number of Shares Beneficially Owned	Percentage Ownership
Directors and Named Executive Officers
Soohyung Kim(1)	10,589,849	26.1%
Terrence Downey	37,773	*
Tracy S. Harris	13,136	*
Jaymin B. Patel	33,624	*
Jeffrey W. Rollins(2)	85,584	*
Wanda Y. Wilson	26,721	*
Robeson M. Reeves(3)	325,823	*
Marcus Glover	12,014	*
Robert M. Lavan	24,320	*
Craig L. Eaton	151,503	*
Kim Barker Lee	12,039	*
George T. Papanier(4)	467,658	1.2%
All directors and executive officers, as a group (11 persons)	11,755,724	28.9%
Standard RI Ltd(1)	10,589,849	26.1%
Noel Hayden(5)	4,953,272	12.2%
BlackRock Institutional Trust Company, N.A.	3,659,857	9.0%
* Less than 1%
__________________________________
(1)
Consists of 10,589,849 common shares of Bally’s held by Standard RI Ltd. Standard General L.P. serves as investment manager to Standard RI Ltd and, in that capacity, exercises voting and investment control over the shares held by Standard RI Ltd. Soohyung Kim is the managing partner and chief investment officer of Standard General L.P. Each of Mr. Kim and Standard General L.P. disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares.

(2)	Consists of 82,175 common shares of Bally’s held by Mr. Rollins in a brokerage margin account and as such have been pledged as security for the account and 3,409 common shares of Bally’s held by a Limited Liability Corporation over which Mr. Rollins has sole voting and investment power.
(3)	Consists of 325,376 common shares of Bally’s held by Mr. Reeves and 447 common shares of Bally’s held by Mr. Reeves’ wife. Mr. Reeves disclaims beneficial ownership of these 447 common shares.
(4)	Consists of 449,658 common shares of Bally’s held by Mr. Papanier and 18,000 common shares of Bally’s held in trust.
(5)	Amounts beneficially owned by Mr. Hayden are based solely on an amended and restated Schedule 13G filed with the SEC on August 15, 2022. Mr. Hayden may be deemed the beneficial owner of all shares indicated.
(6)	Amounts beneficially owned by BlackRock Institutional Trust Company, N.A. are based solely on a Schedule 13G/A filed with the SEC on February 2, 2024. BlackRock Institutional Trust Company, N.A. may be deemed the beneficial owner of all shares indicated.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers and holders of more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on the reports received by us and on the representations of the reporting persons, to the Company’s knowledge, these persons have complied with all applicable filing requirements during the year ended December 31, 2023, except that a Form 4 for Ms. Wilson reporting a purchase transaction was filed late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the principles and practices underlying our named executive officer compensation program and the decisions made by the Compensation Committee of our Board related to 2023 compensation for our named executive officers.

Bally’s compensation philosophy has historically focused on the following principal objectives and has continued to use these objectives when setting executive compensation:

•pay for performance based on achievement of corporate and any applicable individual objectives;
•pay competitively to attract, retain and motivate exceptional management performance; and
•align management compensation with the achievement of business objectives and the creation of value for stakeholders.

These objectives are designed to reward results linked to both short-term and long-term performance (pay-for-performance) and to provide compensation that will attract, incentivize and retain high-caliber individuals for the most impactful management positions at Bally’s. This philosophy generally takes into account the market practices of similarly situated peer companies and reflects the Compensation Committee’s priority of attracting and retaining the highest quality talent for achievement of Bally’s strategic business plan and annual operating goals.

2023 Named Executive Officers

This CD&A focuses on the compensation of Bally’s named executive officers (the “NEOs”) for the year ended December 31, 2023:

•Robeson M. Reeves, Chief Executive Officer
•Lee D. Fenton, Former Chief Executive Officer
•Marcus Glover, Executive Vice President and Chief Financial Officer
•Robert M. Lavan, Former Executive Vice President and Chief Financial Officer
•Craig L. Eaton, President, Rhode Island Operations and Corporate Secretary
•Kim Barker Lee, Executive Vice President and Chief Legal Officer
•George T. Papanier, President

Recent Executive Transitions

Effective March 31, 2023, Bally’s appointed Robeson Reeves as Bally’s Chief Executive Officer, replacing Lee Fenton who stepped down from his role as Chief Executive Officer as a result of a mutual decision between Mr. Fenton and the Company. In connection with this leadership change, the Company appointed George Papanier as Bally’s President, effective as of March 31, 2023. Effective May 5, 2023, Bally's appointed Marcus Glover as Bally's Executive Vice President and Chief Financial Officer, replacing Robert Lavan who resigned effective as of the same date, not as the result of any disagreement with Bally's. Effective January 1, 2024, Craig Eaton’s title changed from Senior Vice President, Head of Rhode Island Operations and Corporate Secretary to President, Rhode Island Operations and Corporate Secretary due to a modification of his duties.

Development of Bally’s Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee reviews, considers and makes determinations with respect to the compensation of Bally’s executive officers (including decisions with respect to base salary, annual bonus and long-term equity compensation). The Compensation Committee’s responsibilities include development and oversight of Bally’s incentive plans, including the approval of performance criteria to be used in connection with Bally’s performance-based compensation programs.

Role of Bally’s Executive Officers in Determining Compensation

From time to time, the Chief Executive Officer and Chief Financial Officer may provide input to the Compensation Committee with respect to the performance criteria established in connection with Bally’s performance-based compensation programs, and the Chief Executive Officer may provide input and recommendations to the Compensation Committee with respect to any individual performance goals that may be established (for example, management objectives, etc.) in connection with those programs. However, no executive officer provides input to the Compensation Committee regarding the amount or form of compensation he receives.

Consideration of 2023 Shareholder Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)

We provide our shareholders with an annual “Say-on-Pay” advisory vote on our named executive compensation program as required under applicable U.S. securities laws. In 2023, approximately 95.5% of the votes cast approved the compensation for our NEOs described in our Proxy Statement for the 2023 Annual Meeting of Shareholders. We expect that our next required “Say-on-Pay” vote to determine the frequency of future Say-on-Pay votes will occur at the annual meeting of shareholders in 2028.

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers, in addition to other factors, shareholder input, including the advisory Say-on-Pay vote at our annual meeting. The Compensation Committee did not make any changes to our compensation programs or policies that were specifically driven by the results of the Say-on-Pay vote or shareholder feedback.

Establishment of Peer Group

In both 2023 and 2022, Bally’s management engaged a compensation consultant, Lockton Companies (“Lockton”), to provide information regarding compensation and pay practices and to prepare a peer group for the Company. The project in 2022 focused on the Company’s U.S. operations, and the project was extended into 2023 to focus on our global operations. Constituent companies in the peer group were selected based on an analysis of entities in the same general industry as Bally’s (or similar industries), with revenues in the range of 0.40 to 2.50 times Bally’s revenue, market capitalization in the range of 0.25 to 4.00 times Bally’s market capitalization, and similar employee populations, international footprints and non-U.S. revenue streams compared to Bally’s.

The peer group proposed by Lockton for 2023, which remained unchanged from 2022, consisted of the following companies:

•Boyd Gaming Corporation
•Churchill Downs Incorporated
•DraftKings Inc.
•Golden Entertainment, Inc.
•International Game Technology PLC
•Las Vegas Sands Corporation
•Penn National Gaming, Inc.
•Playtika Holding Corp.
•Red Rocks Resorts, Inc.
•Roblox Corporation
•Scientific Games Corporation
•Take-Two Interactive Software, Inc.
•Wynn Resorts, Limited
•Zynga Inc.

Although Bally’s did not engage in benchmarking for any of its fiscal year 2023 compensation decisions, comparative compensation information from Lockton was provided to the Compensation Committee to generally inform it of market practices with respect to compensation and pay practices. The Compensation Committee’s review of the peer group prepared by Lockton had no material impact on fiscal year 2023 compensation decisions for any of our NEOs.

Elements of Bally’s 2023 Executive Compensation Program

In 2023, compensation for the NEOs had three principal components: (1) annual base salary, (2) eligibility to receive an annual cash incentive bonus, and (3) participation in Bally’s long-term, equity-based incentive program. For purposes of this CD&A, unless otherwise noted, the amounts disclosed in U.S. dollars in this CD&A for Messrs. Fenton and Reeves are opportunities denominated in U.S. dollars in their employment agreements, but such amounts are converted from U.S. dollars into sterling pounds (GBP) when such amounts are actually paid to Messrs. Fenton and Reeves based on the applicable exchange rate.

2023 Base Salary

Bally’s provides the NEOs a base salary as a fixed component of compensation. Base salaries are intended to compensate each of the NEOs for their respective day-to-day duties and responsibilities. In determining annual base salaries, the Compensation Committee considers a number of factors, including the NEO’s skill set and individual contributions to the Company. Base salaries are generally reviewed each year by the Compensation Committee for potential adjustment, but no increase in base salary from year to year is guaranteed unless called for in the NEO’s employment agreement. Mr. Reeves’ salary increased from $850,000 to $1,100,000 as a result of his appointment as CEO on March 31, 2023. Mr. Papanier’s salary increased from $950,000 to $975,000 as a result of his appointment as President on March 31, 2023. Mr. Lavan received a salary increase from $525,000 to $625,000 on January 1, 2023 as provided for in his employment agreement. Mr. Eaton’s salary increased from $300,000 to $400,000 on January 1, 2023 as a result of his expanded responsibilities. None of the other NEOs received a salary increase in 2023. The base salary amounts for Messrs. Fenton and Reeves are stated in U.S. dollars in their employment agreements but are converted into GBP (based on the applicable exchange rate) when paid on a monthly basis.

Name	Base Salary Rate for Year Ended 2023
Robeson M. Reeves	$1,100,000
Lee D. Fenton	$1,100,000
Marcus Glover	$625,000
Robert M. Lavan	$625,000
Craig L. Eaton	$400,000
Kim Barker Lee	$550,000
George T. Papanier	$975,000
2023 Annual Cash Incentives

For 2023, all NEOs were eligible to earn a portion of their compensation in the form of a performance-based annual cash incentive pursuant to Bally’s annual pay-for-performance program (referred to as the “Annual PFP”). The Compensation Committee has historically paid annual incentive amounts under the Annual PFP in order to incentivize the achievement of objectives that are based on Bally’s operational, financial and strategic goals for the applicable year.

For 2023, all NEOs were eligible to earn a cash incentive payment under the Annual PFP based on the level of adjusted EBITDA achievement measured during 2023 (the “Adjusted EBITDA Performance Goal”). The Compensation Committee retained the right to adjust the payout of the Annual PFP based on an individual’s performance in their role and other business factors throughout 2023. Adjusted EBITDA is a non-GAAP performance metric that the Company further adjusts in setting performance compensation. Adjusted EBITDA for purposes of the annual incentive compensation plan represents net income before interest expense, interest income, depreciation, amortization, share-based compensation and the provision for taxes, plus or minus adjustments for certain unusual and/or nonrecurring expense and income items.

2023 Adjusted EBITDA Performance Goal

The Compensation Committee determined that the Adjusted EBITDA Performance Goal was an appropriate performance measurement tool for the Annual PFP because it serves as a reliable indicator of Bally’s economic success. The 2023 Adjusted EBITDA Performance Goal was set on February 22, 2023, at which point, the Compensation Committee approved an Adjusted EBITDA Performance Goal target of $557 million for 2023. The Compensation Committee sets performance targets at levels it believes will require substantial effort by management in order to achieve payouts under the Annual PFP.

The following table represents the target Annual PFP cash incentive amounts for the NEOs for 2023:

Name	2023 Target Annual Incentive	% of Base Salary
Robeson M. Reeves	$1,100,000	100%
Lee D. Fenton	$1,100,000	100%
Marcus Glover	$625,000	100%
Robert M. Lavan	$625,000	100%
Craig L. Eaton	$300,000	75%
Kim Barker Lee	$550,000	100%
George T. Papanier	$975,000	100%

2023 Annual Cash Incentive Outcomes

During 2023, the Company continued to focus on integrating operating units which included a focus on system integrations. Due to many operating unit dependencies, the 2023 Adjusted EBITDA Performance Goal was abandoned for purposes of determining the outcome of the Annual PFP. Instead, the Compensation Committee exercised its discretion to award cash incentives to the NEOs. In making such a discretionary determination, the Compensation Committee took into consideration the breadth of responsibility of each NEO and the results of each business segment supported by each respective NEO. Segment EBITDA, product development and delivery, leadership vision and impact of cross-divisional support, as well as individual NEO performance were among the items considered by the Compensation Committee for purposes of determining the relevant business segment’s success for 2023 (reflected as percentages) as follows: Interactive Segment: 90%, Casinos & Resorts Segment: 90%, and Enterprise: 90%.

As a result, the Compensation Committee awarded discretionary cash incentives to the NEOs as follows:

•Mr. Reeves 90% for Enterprise segment results and 125% for individual performance resulting in a blended rate of 113% and payment of $1,168,921 for 2023, which payment was converted into and paid in GBP.
•Mr. Papanier 90% for Casinos & Resorts segment results and 125% for individual performance resulting in a blended rate of 113% and payment of $1,090,402 for 2023.
•Mr. Glover 90% for Enterprise segment results and 100% for individual performance resulting in a blended rate of 90% and payment of $393,750 for 2023.
•Ms. Lee 90% for Enterprise segment results and 75% for individual performance resulting in a blended rate of 68% and payment of $371,250 for 2023.
•Mr. Eaton 90% for Casino & Resorts segment results and 100% for individual performance resulting in a blended rate of 90% and payment of $270,000 for 2023.
•Messrs. Fenton and Lavan were not paid any discretionary cash incentives for 2023 due to their departures from the Company.

Long-Term Incentives - Equity-Based Compensation

In addition to short-term cash incentive award opportunities under the Annual PFP, certain NEOs have in the past received long-term incentive compensation in the form of equity-based compensation under the Company’s equity plans. The Compensation Committee has utilized equity-based incentives because equity-based incentives effectively align the executives’ interests with those of Bally’s stakeholders. Toward this end, the Compensation Committee has traditionally delivered a portion of each NEO’s long-term incentive compensation in the form of time-based restricted stock units (“RSUs”) and a portion in the form of performance-based restricted stock units (“PSUs”), both granted pursuant to the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) or since its adoption, the 2021 Equity Incentive Plan (the “2021 Plan,” and together with the 2015 Plan, the “Plans”). Time-based RSUs function as a retention tool and we view them as inherently performance-based because the ultimate value delivered to the NEO upon settlement of the RSUs is directly tied to Bally’s share price. PSUs are designed to incentivize the NEO to achieve performance goals that are typically tied to both Bally’s annual level of Adjusted EBITDA Performance Goal achievement and the achievement of other strategic initiatives. The Compensation Committee has chosen to use the Adjusted EBITDA Performance Goal for both our Annual PFP and for our PSUs because the Compensation Committee believes that this approach balances short-term and long-term decision making and is consistent with the basic compensation philosophy that earnings growth will lead to long-term stakeholder value.

2023 Time-based RSUs

The following table summarizes the RSU time-based awards granted to each NEO in 2023 under the 2021 Plan:

Name	Number of RSUs Granted
Robeson M. Reeves	72,574
Marcus Glover	42,397
Craig L. Eaton	7,143
Kim Barker Lee	24,554
George T. Papanier	85,540

The RSU grant to Mr. Reeves vests in four installments, with the first installment vesting on December 31, 2023, the second installment vesting on January 1, 2024, the third installment vesting on December 31, 2024 and the fourth installment vesting on January 1, 2026, subject to his continued employment with Bally’s on each vesting date. The RSU grant to each of Messrs. Glover and Eaton and Ms. Lee vests in three installments, with the first installment vesting on March 1, 2024, the second installment vesting on March 1, 2025 and the third installment vesting on March 1, 2026, subject to the NEO’s continued employment with Bally’s on each vesting date. The RSU grant to Mr. Papanier also vests in three installments, with the first installment vesting on December 31, 2023, the second installment vesting on March 1, 2025 and the third installment vesting on March 1, 2026, subject to his continued employment with Bally’s on each vesting date.

Mr. Fenton and Mr. Lavan were not awarded any new time-based RSU grants in 2023 due to their departures from the Company.

2023 PSU Awards

Mr. Reeves was granted 69,464 target PSUs on February 15, 2023 under the 2021 Plan. The shares subject to Mr. Reeves’ PSU award are eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2023, December 31, 2024 and December 31, 2025, subject generally to his continued service with Bally’s through the last day of the applicable performance period. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

Mr. Glover was granted 42,396 target PSUs on June 8, 2023 under the 2021 Plan after his appointment as Bally’s Chief Financial Officer. The shares subject to Mr. Glover’s PSU award are eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2023, December 31, 2024 and December 31, 2025, subject generally to his continued service with Bally’s through the last day of the applicable performance period. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

Mr. Eaton was granted 7,143 target PSUs on March 10, 2023 under the 2021 Plan. The shares subject to Mr. Eaton’s PSU award are eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2023, December 31, 2024 and December 31, 2025, subject generally to his continued service with Bally’s through the last day of the applicable performance period. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

Ms. Lee was granted 24,554 target PSUs on March 10, 2023 under the 2021 Plan. The shares subject to Ms. Lee’s PSU award are eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2023, December 31, 2024 and December 31, 2025, subject generally to her continued service with Bally’s through the last day of the applicable performance period. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

Mr. Papanier was granted 85,540 target PSUs on February 15, 2023 under the 2021 Plan. The shares subject to Mr. Papanier’s PSU award are eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2023, December 31, 2024 and December 31, 2025, subject generally to his continued service with Bally’s through the last day of the applicable performance period. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

In reviewing each NEO’s performance throughout 2023 against certain corporate and individual objectives, the Compensation Committee exercised its discretion to abandon the Adjusted EBITDA Performance Goal set in February 2023, as it similarly did with respect to the 2023 Annual PFP, and exercised its discretion to determine that a portion of the PSUs attributable to the 2023 performance year should vest and be paid to the NEOs.

The Compensation Committee determined that Messrs. Reeves, Glover, Eaton, Papanier and Ms. Lee should earn and vest in a number of PSUs for the 2023 performance period following the completion of the Company’s 2023 financial statement audit and filing of its Form 10-K equal to 100%, 90%, 90%, 100%, 68%, respectively, of the target number of PSUs that were granted under his 2023 PSU award. As a result, on March 15, 2024 Messrs. Reeves, Glover, Eaton, Papanier and Ms. Lee received 16,874, 8,398, 2,143, 14,112, 5,525, shares of Bally’s common stock related to the 2023 performance period of his 2023 PSU award.

2022 PSU Awards

As the only NEO eligible to receive equity-based awards in 2022, Mr. Lavan was granted 30,313 target PSUs on March 11, 2022 under the 2021 Plan which were eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2022, December 31, 2023 and December 31, 2024, subject generally to his continued service with Bally’s through the last day of the applicable performance period. Due to his termination with the Company in May 2023, Mr. Lavan forfeited the PSU shares attributable to the 2023 and 2024 performance periods.

2021 PSU Awards

In connection with the Company’s acquisition of Gamesys, the Compensation Committee approved, on October 1, 2021, PSU award opportunities for Messrs. Fenton and Reeves (with a target number of 70,648 PSUs and 56,518 PSUs, respectively) that are contingent on the establishment of performance goals and metrics for three separate, one-year performance periods starting January 1 and ending December 31 of 2022, 2023 and 2024. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

Mr. Lavan was granted 8,627 target PSUs on May 1, 2021 under the 2015 Plan in connection with his original start date with the Company. The shares subject to Mr. Lavan’s PSU award were eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2021, December 31, 2022 and December 31, 2023, subject generally to his continued service with Bally’s through the last day of the applicable performance period. The PSUs attributable to each performance period have (or will have) their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes).

Due to his termination with the Company in May 2023, Mr. Lavan forfeited shares attributable to the performance period ended December 31, 2023.

Mr. Papanier was granted 57,241 target PSUs on January 19, 2021 under the 2015 Plan in connection with the amendment of his employment agreement, which provided for such grant. The shares subject to Mr. Papanier’s PSU award are eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2021, December 31, 2022 and December 31, 2023, subject generally to his continued service with Bally’s through the last day of the applicable performance period.

Mr. Eaton was not granted PSUs in 2021 because he did not have contractual entitlement to any equity-based awards pursuant to his employment agreement.

In reviewing the performance of Messrs. Reeves and Papanier throughout 2023 against certain corporate and individual objectives, the Compensation Committee exercised its discretion to abandon the Adjusted EBITDA Performance Goal set in February 2023, as it similarly did with respect to the 2023 Annual PFP, and exercised its discretion to determine a payout of the portion of the PSUs attributable to the 2023 performance year.

The Compensation Committee determined that Messrs. Reeves and Papanier should earn and vest in a number of PSUs for the 2023 performance period following the completion of the Company’s 2023 financial statement audit and filing of its Form 10-K equal to 100%, in each case, of the target number of PSUs attributable to the 2023 performance period, respectively, that were granted under their 2021 PSU awards. As a result, on March 15, 2024, Messrs. Reeves and Papanier received 18,839 and 19,080 of Bally’s common shares, respectively, related to the 2023 performance period of their 2021 PSU awards.

For the 2023 performance period of the 2021 PSU Award, Mr. Fenton, per his separation agreement, vested in 23,549 shares. The shares attributable to the 2024 performance period were forfeited. For a detailed description of the separation agreement with Mr. Fenton, see “Agreements with NEOs” of this proxy statement.

As a result of his departure from the company in May 2023, Mr. Lavan forfeited shares for the 2023 performance period of his 2021 PSU award.

Employment, Termination of Employment and Change-In-Control Arrangements

Bally’s does not maintain stand-alone change-in-control agreements with any of its NEOs or with any of its other officers. However, certain employment agreements with the NEOs, as described below, provide for severance benefits in connection with certain terminations following a change-in-control and certain equity award agreements with the NEOs, as described below, provide for equity vesting or payment in connection with either the occurrence of a change-in-control or certain terminations following a change-in-control. Bally’s does not provide any of the NEOs or any of its other officers with a “gross up” for so-called “golden parachute” excise tax obligations payable by the executive in connection with a change in control or a subsequent termination of the executive’s employment.

During 2023, the NEOs were each party to an employment agreement with Bally’s or a subsidiary of Bally’s.

Bally’s maintains employment agreements with each of the NEOs because employment agreements can help set the expectations of the parties and may also provide comfort to executives during periods of transition. The employment agreements with Messrs. Glover, Eaton and Papanier and Ms. Lee (and prior to his departure from the Company, Mr. Lavan) provide for severance payments and benefits in the event of certain involuntary termination events (including following a change in control). In addition, the award agreements pursuant to which RSUs and PSUs have been granted to each of the NEOs provide for vesting upon certain termination events and, with respect to the RSUs, for double-trigger vesting in the event of a change in control. This generally means that the RSUs will only automatically vest in full upon a change in control if the acquiring or surviving entity does not provide a replacement award (as described in the 2015 Plan or 2021 Plan, as applicable) to the holder.

If the acquiring or surviving entity provides a replacement award in connection with a change in control, the vesting of the NEO’s RSUs will only accelerate upon the “involuntary termination” of employment (as defined in the applicable Plan or award agreement) within two years following the change in control. An “involuntary termination” for awards granted under the 2015 Plan generally includes a termination due to death, disability or retirement but excludes a termination by the Company for “cause” or by the NEO without “good reason.” For awards granted under the 2021 Plan, an “involuntary termination” is generally limited to a termination by the Company without “cause” or by the NEO for “good reason” (as defined in the applicable award agreement).

The RSU award agreements also provide that, upon a termination of employment due to the NEO’s death or disability, the number of RSUs scheduled to vest on the next applicable vesting date will vest. The 2021 RSU agreement for Mr. Papanier, the 2022 RSU award agreement for Mr. Lavan and the 2023 RSU award agreements also provide for accelerated vesting of the RSUs upon a termination without “cause” (and for the October 2021 awards for Messrs. Fenton and Reeves, also upon a termination by them for “good reason”).

The PSUs will fully vest at the “target” performance level upon the change in control. In the event of termination of employment due to the individual’s death (and, with respect to Mr. Reeves’ 2023 PSU grant, also in the event of the termination of his employment due to disability), (1) any PSUs earned in respect of any previously completed performance periods will vest at the “target” performance levels, (2) the unvested PSUs attributable to the performance period during which the termination occurs will vest at the “target” level on a pro-rata based (based upon the number of days of the NEO’s service during the applicable performance period), and (3) any unvested PSUs attributable to any subsequent performance periods will be forfeited. In the event of a termination of employment by the Company without “cause” or due to the NEO’s disability (other than with respect to Mr. Reeves’ 2023 PSU grant, which disability vesting is described in the preceding sentence), or a termination by the NEO for “good reason” (as such terms are defined in the 2015 Plan, or, if granted under the 2021 Plan, the award agreement), all PSUs (including for prior, current and future performance periods) will vest based on actual performance.

For a detailed description of the employment agreements with Messrs. Reeves, Glover, Eaton, Papanier and Ms. Lee, and the separation agreement with Mr. Fenton, see “Agreements with NEOs” of this proxy statement.

Other Benefits and Limited Perquisites

During 2023, Messrs. Reeves and Fenton opted to receive health insurance outside of the Company-sponsored medical plan. Messrs. Reeves and Fenton were also eligible for group life insurance covering at least four times each of their annual base salaries and permanent health insurance covering at least 75% of annual base salary from the Company-sponsored income protection plan. For the month of January, Messrs. Reeves and Fenton participated in the Company-sponsored pension plan, to which Gamesys contributed GBP 2,557 and GBP 3,309 ($3,179 and $3,615), respectively, for 2023 (using an average foreign exchange rate of 1.243 for the year ended December 31, 2023). In addition, Messrs. Reeves and Fenton are eligible to receive tax protection such that they may receive a tax reimbursement and/or tax gross-up to reimburse them for any increase in income or social security taxes under U.S. tax law that are in excess of the taxes that would have been applicable to their compensation had they performed all activities in the United Kingdom.

During 2023, Messrs. Glover, Eaton, Papanier and Ms. Lee received health and welfare benefits under the same programs, and were subject to the same eligibility requirements, that applied to employees of Bally’s generally. Messrs. Glover, Eaton and Papanier and Ms. Lee (and, prior to his termination from the Company Mr. Lavan) were also eligible to participate in Bally’s 401(k) plan. In connection with such participation, in 2023, Messrs. Glover, Eaton, Papanier, and Lavan and Ms. Lee received a matching contribution from Bally’s in the amount of $2,885, $6,923, $13,173, $6,923 and $10,298, respectively. Bally’s does not sponsor or maintain any deferred compensation programs. In addition, Messrs. Glover, Eaton, Papanier, and Lavan and Ms. Lee received the following additional benefits in 2023: Company contributions for the executive long-term disability policy for Ms. Lee in the amount of $838, Mr. Glover in the amount of $305, Mr. Lavan in the amount of $381 and each of Messrs. Eaton and Papanier in the amount of $990; and Company contributions for the group term life insurance premiums and AD&D policy for Ms. Lee in the amount of $1,424, Mr. Glover in the amount of $517, Mr. Lavan in the amount of $647, Mr. Eaton in the amount of $1,683, and Mr. Papanier in the amount of $1,094.

Bally’s Share Ownership Guidelines and Policies for Directors and Officers

In 2019, Bally’s adopted share ownership guidelines applicable to its directors and officers. The guidelines require that non-employee directors beneficially own, during their service on the Bally’s Board, common shares of Bally’s equal in value to at least five times their annual cash retainer. Bally’s officers are required to meet the following share ownership guidelines:

Officer Position	Value of Shares Owned
Chief Executive Officer	5 times base salary
Executive Vice Presidents	3 times base salary
Other officers	2 times base salary

Non-employee directors and officers have five years from their initial election to the Board or beginning of their employment, as applicable, to meet the target stock ownership guidelines, and they are expected to continuously own sufficient shares to meet the guidelines once attained. When calculating whether a director or officer owns a sufficient number of shares under these guidelines, the following are included: (1) shares owned (including restricted shares, shares obtained upon option exercise, shares purchased in the open market, shares in a savings or interest plan, etc.), (2) shared ownership (for example, shares owned or held in trust by immediate family), (3) shares the receipt of which have been deferred, (4) restricted stock units, (5) shares owned by a trust or other entity as to which the director or officer has voting or investment authority, and (6) unexercised stock options and performance stock units.

As of March 20, 2024, the following Bally’s executive officers were not yet within the applicable guidelines due to the date on which their employment commenced: Mr. Glover, who joined the Company in May 2024, and Ms. Lee, who joined the Company in December 2022. As of March 20, 2024, the following non-directors were not within the applicable guidelines due to the date of their election to the board: Ms. Wilson, who was appointed as a non-employee director in 2019, Mr. Patel, who was appointed in 2021, and Ms. Harris, who was appointed in 2023. Directors and NEOs of Bally’s beneficially own 28.9% of the outstanding common shares of Bally’s as of March 20, 2024. An affiliate of Bally’s director Soohyung Kim beneficially owns 26.1%. See the section titled “Ownership of Securities and Related Shareholder Matters” of this proxy statement.

Prohibition on Insider Trading and Hedging of Company Stock

Bally’s has adopted an insider trading policy, effective March 28, 2019, prohibiting trading in designated blackout periods by directors, officers and certain key employees or members of their immediate families, other than in a fiduciary capacity. In addition, these persons are prohibited from purchasing, selling or writing calls, puts or other options or derivative instruments on common shares of Bally’s, or otherwise hedging or pledging shares of Bally’s securities they own as collateral or security for indebtedness. This policy is intended to apply to transactions that could be deemed to be speculative, such as short sales, options trading or other similar derivative transactions in Bally’s securities, and hedging transactions, including zero-cost collars and forward sale contracts in which the individual continues to own the underlying security without the full risks and rewards of ownership. The pledging restriction is intended to apply to shares owned by the individual officer or director, and not shares owned for the benefit of others. In 2020, a waiver was granted by the Company to Mr. Rollins in regard to the Corporate Governance Guidelines and Insider Trading Policy prohibiting the pledge of shares. Mr. Rollins owned shares of Dover Downs in a brokerage margin account and as such were pledged as security for the account. Those shares were exchanged for shares of the Company in the acquisition of Dover Downs. After examining the facts and circumstances pertaining to the pledge, the Company waived the provisions of the Corporate Governance Guidelines and Insider Trading Policy in respect of those shares.

Clawback Recoupment

On October 2, 2023, Bally’s adopted a compensation clawback policy applicable to executive officers effective as of October 2, 2023 that complies with the final SEC rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act and the listing standards adopted by the NYSE (the “NYSE Clawback Policy”). The NYSE Clawback Policy requires the Company to seek recovery of erroneously awarded incentive-based compensation received by our executive officers during any three-fiscal-year period prior to the date that the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statement that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Prior to the promulgation of rules by the NYSE, the Company had voluntarily adopted a clawback policy as part of its Corporate Governance Guidelines that applied to a broader range of conduct, and covered a broader range of performance-based compensation, than the conduct and performance-based compensation, respectively, required to be covered by the NYSE rules. The Compensation Committee decided to maintain this policy, but amend it effective as of October 2, 2023, to limit the scope of recovery to certain performance-based compensation in the event an executive covered by the policy is responsible for material harm to the Company (the “Supplemental Clawback Policy”). The Supplemental Clawback Policy is separate and distinct from (but in addition to) the NYSE Clawback Policy. For executive officers, to the extent any of their compensation or other amounts are covered by or subject to the NYSE Clawback Policy by its terms, the Supplemental Clawback Policy will only operate with respect to amounts subject to the Supplemental Clawback Policy after recovery occurs under the NYSE Clawback Policy, and there will be no duplication of recovery under the Supplemental Clawback Policy.

Other Compensation-Related Matters

As a general matter, the Compensation Committee is responsible for reviewing and considering the various tax and accounting implications of the compensation and benefits programs it implements. Share-based compensation is expensed in accordance with FASB ASC Topic 718. In general, Bally’s recognizes share-based compensation expenses in the period in which the employee or director is required to provide service, which is generally over the vesting period of the individual share-based award. The Compensation Committee and Bally’s management also review existing compensation arrangements for tax efficiency and compliance.

Compensation Risk Assessment

The Compensation Committee has a process in place for reviewing its compensation programs for risk. When designing its compensation programs, the Compensation Committee strives to mitigate risks while retaining the design features that it believes work best to incentivize and motivate employees. The Compensation Committee reviews its compensation programs annually to help ensure that its compensation programs do not encourage excessive risk-taking behavior. Based on its review, the Compensation Committee does not believe that its compensation programs and practices are reasonably likely to have a material adverse effect on Bally’s.

Compensation Committee Report *

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Bally’s Annual Report on Form 10-K for the year ended December 31, 2023 and in this proxy statement.
The foregoing report is provided by the following directors, who constitute the Compensation Committee.

COMPENSATION COMMITTEE

Jeffrey W. Rollins (Chair)
Jaymin B. Patel
Wanda Y. Wilson

*	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

2023 Summary Compensation Table

The following table provides information concerning the compensation of the 2023 NEOs for each of the years ended December 31, 2023, December 31, 2022 and December 31, 2021, as applicable.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)
Robeson M. Reeves(7)	2023	1,105,110	1,168,921	2,215,125	—	48,041	4,537,197
Chief Executive Officer	2022	850,000	680,000	675,378	—	34,205	2,239,583
	2021	212,500	775,413	3,500,656	—	15,861	4,504,430
Lee D. Fenton(7)	2023	1,054,151	—	469,567	—	47,497	1,571,215
Former Chief Executive Officer	2022	1,100,000	275,000	844,232	—	44,156	2,263,388
	2021	275,000	939,817	4,338,145	—	18,267	5,571,229
Marcus Glover(5)(6)	2023	336,538	393,750	829,200	—	6,920	1,566,408
EVP, Chief Financial Officer
Robert M. Lavan(5)(6)	2023	240,385	—	274,135	—	55,046	569,566
Former EVP, Chief Financial Officer	2022	470,992	446,250	1,333,099	—	8,102	2,258,443

Craig L. Eaton(5)	2023	400,000	270,000	178,480	—	20,037	868,517
President, Rhode Island Operations and Corporate Secretary	2022	392,123	270,000	—	—	15,166	677,289
	2021	378,604	270,375	—	—	18,068	667,047
Kim Barker Lee(6)	2023	550,000	371,250	613,529	—	17,911	1,552,690
EVP, Chief Legal Officer
George T. Papanier	2023	967,308	1,090,402	2,433,381	—	25,645	4,516,736
President	2022	931,291	855,000	684,018	—	15,820	2,486,129
	2021	940,458	950,000	3,768,400	—	19,601	5,678,459

(1)	Amounts represent the base salary paid to each of the NEOs during the relevant year and reflects any increase in base salary that became effective during the applicable year.
(2)
The amounts in this column reflect amounts paid to each NEO as a discretionary annual incentive awarded by the Compensation Committee for the 2023 performance year. Refer to the “2023 Annual Cash Incentives” section of the CD&A for further explanation.

(3)	Amounts shown represent the grant date fair value of awards of time-based vesting RSUs and PSUs at the target level as computed under ASC 718, granted during the fiscal year indicated. For additional information, please refer to Note 18 “Equity Plans” in the Company’s Consolidated Financial Statements for the year ended December 31, 2023 included in the Company’s 2023 Annual Report on Form 10-K. For PSUs, grant date fair value is calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods. These amounts do not necessarily reflect the actual amounts that were paid to, or may be realized by, the NEO for any of the fiscal years reflected.
(4)
Amounts shown for 2023 consist of (1) a gross-up for Company-paid health insurance premiums paid for Ms. Lee and Messrs. Glover, Lavan, Eaton and Papanier, (2) pay received in lieu of benefits for Messrs. Reeves and Fenton, (3) Bally’s contributions under a Company-sponsored defined contribution plan for Ms. Lee and Messrs. Glover, Lavan, Eaton and Papanier in the amount of $10,298, $2,885, $3,656, 6,923 and $13,173, respectively, (4) contributions for the executive long-term disability policy for Ms. Lee in the amount of $838, Mr. Glover in the amount of $305, Mr. Lavan in the amount of $381 and each of Messrs. Eaton and Papanier in the amount of $990, (5) contributions for the group term life insurance premiums and AD&D policy for Ms. Lee in the amount of $1,424, Mr. Glover in the amount of $517, Mr. Lavan in the amount of $647, Mr. Eaton in the amount of $1,683 and Mr. Papanier in the amount of $1,094, and (6) a cash payment of $48,077 paid to Mr. Lavan for accrued paid time off in accordance with the Company’s paid time off policy in connection with his termination from the Company.

(5)
Mr. Lavan resigned as Bally’s EVP & Chief Financial Officer on May 5, 2023, Mr. Glover was appointed as Bally’s EVP & Chief Financial Officer on May 5, 2023, and Mr. Eaton’s title became President, Rhode Island Operations and Corporate Secretary effective January 1, 2024.

(6)	Messrs. Glover and Lavan and Ms. Lee were not NEOs for all three years listed in this table, and accordingly, compensation information for 2021, and additionally 2022 in the case of Mr. Glover and Ms. Lee, is not provided.
(7)	All amounts under “All Other Compensation” were converted to USD from GBP using an average foreign exchange rate of 1.243 for 2023.

2023 Grants of Plan-Based Awards Table

The table below provides information regarding awards granted during 2023 to our NEOs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards(4)
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Name		($)	($)	($)	(#)	(#)	(#)	(#)	($)
Robeson M. Reeves	February 15, 2023	—	—	—	—	—	—	72,574	1,503,008
	February 22, 2023	—	—	—	—	35,713	—	—	712,117
	N/A	550,000	1,100,000	1,100,000	—	—	—	—	—
Lee D. Fenton	February 22, 2023	—	—	—	—	23,549	—	—	469,567
	N/A	550,000	1,100,000	1,100,000	—	—	—	—	—
Marcus Glover	June 8, 2023	—	—	—	—	—	—	42,397	679,624
	June 8, 2023	—	—	—	—	9,331	—	—	149,576
	N/A	312,500	625,000	937,500	—	—	—	—	—
Robert M. Lavan	February 22, 2023	—	—	—	—	13,748	—	—	274,135
	N/A	262,500	625,000	937,500	—	—	—	—	—
Craig L. Eaton	March 10, 2023	—	—	—	—	—	—	7,143	133,860
	March 10, 2023	—	—	—	—	2,381	—	—	44,620
	N/A	150,000	300,000	450,000	—	—	—	—	—
Kim Barker Lee	March 10, 2023	—	—	—	—	—	—	24,554	460,142
	March 10, 2023	—	—	—	—	8,185	—	—	153,387
	N/A	275,000	550,000	825,000	—	—	—	—	—
George T. Papanier	February 15, 2023	—	—	—	—	—	—	85,540	1,771,533
	February 22, 2023	—	—	—	—	33,192	—	—	661,848
	N/A	487,500	975,000	1,462,500	—	—	—	—	—

(1)	This column shows the possible payouts to the NEOs under our Annual PFP for the fiscal year ended December 31, 2023 for each of “threshold”, “target” and “maximum” performance.
(2)	The awards in this column represent the number of PSUs that may be earned with respect to the 2023 performance period at “target” level of performance. PSUs granted to Ms. Lee and Messrs. Reeves, Glover, Eaton and Papanier for 2023 were awarded on the respective date as noted in 2023. In addition, Mr. Reeves has PSUs that were originally awarded on October 1, 2021, Mr. Lavan had PSUs that were originally awarded on May 1, 2021 and March 11, 2022 (3,451 PSUs and 10,297 PSUs, respectively), Mr. Papanier has PSUs that were originally awarded on January 19, 2021 (19,080 PSUs) and Mr. Fenton had PSUs which were originally awarded on October 1, 2021. However, because the performance criteria and the target levels applicable to each performance year comprising the awards granted in prior years are established in connection with each one-year performance period, the amounts shown above and referenced in the immediately preceding sentence only reflect the portion of the respective award that is attributable to the 2023 performance period and effectively granted during 2023. Vesting of these PSUs for the year ended December 31, 2023 was determined by the Compensation Committee in its discretion. The PSUs earned by the NEO will be settled in the same number of common shares of Bally’s. For a detailed discussion of Bally’s long-term equity compensation program for 2023 (including the applicable performance factors and achievement levels), see the “Long-Term Incentives” section of the CD&A.
(3)	The awards represent time-based vesting RSUs granted in 2023 to the NEOs. The RSU award granted to Mr. Reeves on February 15, 2023 will vest in four installments: 16,874 on December 31, 2023, 3,111 on January 1, 2024, 16,875 on December 31, 2024, and 35,714 on January 1, 2026. The RSU award granted to Mr. Glover will vest in three installments: 9,331 on March 1, 2024, 16,533 on March 1, 2025 and 16,533 on March 1, 2026. The RSU awards granted to Mr. Eaton and Ms. Lee will vest in three equal installments on each March 1 of 2024, 2025 and 2026. The RSU award granted to Mr. Papanier vested with respect to 14,112 shares on December 31, 2023 and will vest with respect to 35,714 shares on each of March 1, 2025 and March 1, 2026. Messrs. Fenton and Lavan did not receive RSU awards in 2023.
(4)	Amounts shown in this column reflect the aggregate grant date fair value of RSU and PSU awards determined in accordance with ASC 718.

Outstanding Equity Awards at 2023 Fiscal Year-End Table

The following table sets forth certain information concerning common shares of Bally’s subject to unvested equity incentive plan awards held as of December 31, 2023 by the NEOs. There were no unexercised stock options outstanding as of December 31, 2023.

		Stock Awards
Name		Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	Grant Date	(#)		($)	(#)		($)
Robeson M. Reeves	February 15, 2023	55,700	(4)	776,458	—		—
	November 4, 2021	5,830	(4)	81,270	—		—
	October 1, 2021	18,840	(4)	262,630
		—		—	107,143	(8)	1,493,573
Lee D. Fenton		—		—	23,549	(9)	328,273
Marcus Glover	June 8, 2023	42,397	(5)	591,014	—		—
		—		—	42,396	(8)	591,000
Craig L. Eaton	March 10, 2023	7,143	(6)	99,573	—		—
		—		—	7,143	(8)	99,573
Kim Barker Lee	March 10, 2023	24,554	(6)	342,283	—		—
		—		—	24,554	(8)	342,283
George T. Papanier	February 15, 2023	71,428	(7)	995,706	—		—
		—		—	104,620	(8)	1,458,403

(1)	Represents unvested time-based restricted stock units.
(2)
Amounts shown in this column represent the number of outstanding RSUs and PSUs multiplied by $13.94 per share, the closing price of Bally’s common shares on the NYSE on December 29, 2023 (December 31, 2023 was not a trading day).

(3)	Represents the number of shares that may be issued pursuant to PSUs based on achievement at “target” level. The actual number of shares to be issued for each of these grants, if any, has not been determined and will be determined based on the relevant performance criteria over the applicable performance periods.
(4)	The RSU award granted to Mr. Reeves on February 15, 2023 will vest in four installments: 16,874 on December 31, 2023, 3,111 on January 1, 2024, 16,875 on December 31, 2024, and 35,714 on January 1, 2026. The RSU award granted to Mr. Reeves on November 4, 2021 vests in equal installments on January 1 of each of 2023 and 2024. The RSU award granted to Mr. Reeves on October 1, 2021 vests in three equal installments on December 31 of each of 2022, 2023 and 2024.
(5)	The RSU award granted to Mr. Glover on June 8, 2023 will vest in three installments: 9,331 on March 1, 2024, 16,533 on March 1, 2025 and 16,533 on March 1, 2026.
(6)	The RSU awards granted to Mr. Eaton and Ms. Lee on March 10, 2023 will vest in three equal installments on each March 1, of 2024, 2025 and 2026.
(7)	The RSU award granted to Mr. Papanier on February 15, 2023 with respect to 14,112 shares vested on December 31, 2023 and will vest with respect to 35,714 shares on each of March 1, 2025 and March 1, 2026.
(8)
Represents (1) the PSUs granted to Mr. Reeves on October 1, 2021 and February 15, 2023, of which 35,713 are attributable to the 2023 performance period; (2) the PSUs granted to Messrs. Glover and Eaton and Ms. Lee of which 8,398, 2,143 and 5,525, respectively, are attributable to the 2023 performance period; and (3) the PSUs granted to Mr. Papanier on February 15, 2023 and on January 19, 2021, of which 14,112 and 19,080 are attributable to the 2023 performance period, respectively. For Messrs. Reeves, Fenton, Glover, Eaton, and Papanier and Ms. Lee, 35,713, 23,549, 8,398, 2,143, 33,192 and 5,525 PSUs vested on March 15, 2024, respectively, reflecting 100%, 100%, 90%, 90%, 100% and 68%, respectively, of the target number of PSUs attributable to the 2023 performance period.

(9)	Represents PSUs granted to Mr. Fenton on October 1, 2021, of which 23,549 shares are attributable to the 2023 performance period. Based on the terms of his separation agreement, Mr. Fenton vested in 100% of these shares on March 15, 2024.

2023 Option Exercises and Stock Vested Table

The following table contains information about restricted stock units held by the applicable NEO that vested during 2023. No options were exercised by the NEOs during 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
	(#)	($)
Robeson M. Reeves	56,614	917,519
Lee D. Fenton	36,284	580,788
Marcus Glover	—	—
Robert M. Lavan	9,794	199,308
Craig L. Eaton	—	—
Kim Barker Lee	—	—
George T. Papanier	50,364	812,147
__________________________________

(1)	In connection with the vesting of RSUs and PSUs, our NEOs surrendered shares of stock to cover withholding taxes, thereby reducing the actual value received upon vesting and settlement. The number of shares surrendered but included in this table was: Mr. Reeves—26,611 Mr. Fenton—17,055; Mr. Lavan—2,536; Mr. Papanier—17,259.
(2)	Represents the product of the number of shares or shares underlying units vested and the closing price of Bally’s common shares on the NYSE on the vesting date.

2023 Pension Plan Benefits

None of the NEOs participate in any pension plans providing for payment or other benefits at, following or in connection with retirement.

2023 Nonqualified Deferred Compensation

None of the NEOs participate in any deferred compensation plans or programs.

Agreements with NEOs

Employment Agreements

Certain elements of compensation set forth in the 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table reflect the terms of our employment agreements with our NEOs as described below. Bally’s or a subsidiary of Bally’s is a party to an employment agreement with each of Messrs. Reeves, Glover, Eaton, and Papanier and Ms. Lee (and, prior to their terminations of employment in March and May 2023, Messrs. Fenton and Lavan, respectively). For the sake of clarity, any reference to Mr. Fenton or Mr. Lavan’s employment agreement in this section describes the terms of such agreement as in effect prior to each of their terminations of employment in March and May 2023, respectively.

General (Non-Termination-Related) Terms of Each Employment Agreement

Robeson M. Reeves - The service agreement with Mr. Reeves which sets forth the terms and conditions relating to his employment with Bally’s was originally entered into effective as of October 1, 2021 and subsequently amended effective June 1, 2022 and March 31, 2023 (the “Reeves Service Agreement”). The Reeves Service Agreement provides for the following: annual compensation which consists of an annual base salary equal to $1,100,000 as CEO (which is converted monthly from U.S. dollars into GBP based on the average exchange rate in respect of the applicable calendar month in which it is paid unless Gamesys elects to use a rate as of a different date or dates) and a potential target bonus of 100% of base salary (which, if earned, is also payable in GBP); eligibility to participate in the Gamesys benefit programs (which include, but are not limited to, private medical insurance, life assurance, permanent health insurance, and a personal pension scheme to which Gamesys will make contributions equal to 10% of Mr. Reeves’ annual base salary); 30 days of paid time off each year (in addition to paid time off during public holidays observed in the United Kingdom); and customary restrictive covenants and confidentiality provisions that include non-competition and non-solicitation restrictions during Mr. Reeve’s employment with the Company and for 12 months thereafter. The Reeves Service Agreement also provides that, although Mr. Reeves will be liable for any applicable U.S. taxes paid on his compensation, Gamesys will implement a “tax protection policy” such that Mr. Reeves will be entitled to a tax reimbursement and/or tax gross-up to reimburse him for any increase in income or social security taxes under U.S. tax law that are in excess of the taxes that would have been applicable to his compensation had he performed all activities in the United Kingdom (the “Tax Protection Benefits”). Pursuant to the Reeves Service Agreement, Mr. Reeves’ employment will continue until terminated by either party in accordance with the terms of the agreement. The amendment to the Reeves Service Agreement permits Gamesys to use a different exchange rate other than the rate on the date of payment for converting Mr. Reeve’s base salary payments from U.S. dollars into GBP.

Lee D. Fenton - The service agreement with Mr. Fenton which set forth the terms and conditions relating to his appointment as Bally’s CEO was originally entered into effective as of October 1, 2021 and subsequently amended effective June 1, 2022 (the “Fenton Service Agreement”). The Fenton Service Agreement provided for the following: Mr. Fenton’s annual compensation which consisted of an annual base salary equal to $1,100,000 (which was converted monthly from U.S. dollars into GBP based on the average exchange rate in respect of the applicable calendar month in which it is paid unless Gamesys elects to use a rate as of a different date or dates) and a potential target bonus of 100% of base salary (which, if earned, was also payable in GBP); eligibility to participate in the Gamesys benefit programs (which include, but are not limited to, private medical insurance, life assurance, permanent health insurance, and a personal pension scheme (which is similar to a U.S.-style defined contribution plan) to which Gamesys made contributions equal to 10% of Mr. Fenton’s annual base salary); 30 days of paid time off each year (in addition to paid time off during public holidays observed in the United Kingdom); and customary restrictive covenants and confidentiality provisions that included non-competition and non-solicitation restrictions during Mr. Fenton’s employment with the Company and for 12 months thereafter. Mr. Fenton was also entitled to the Tax Protection Benefits as described above for Mr. Reeves. The amendment to the Fenton Service Agreement permitted Gamesys to use a different exchange rate other than the rate on the date of payment for converting Mr. Fenton’s base salary payments from U.S. dollars into GBP.

Marcus Glover - The employment agreement entered into with Mr. Glover was effective as of May 8, 2023 and provides for a term that runs until December 31, 2026, with automatic one-year extensions for each year thereafter, an annual base salary equal to $625,000, which will be reviewed annually, and eligibility to receive a target annual cash bonus equal to 100% of his base salary along with the opportunity for equity grants as approved by the Compensation Committee.

Robert M. Lavan - The employment agreement entered into with Mr. Lavan was effective as of March 14, 2022 and provided for a term that ran until December 31, 2024, with automatic one-year extensions for each year thereafter, an annual base salary equal to $525,000, which would have been adjusted annually, and eligibility to receive a target annual cash bonus equal to his base salary and annual equity grants.

Craig L. Eaton - The employment agreement entered into with Mr. Eaton was effective as of July 10, 2013 and provides for an initial term that ended on July 10, 2015 with automatic one-year extensions for each year thereafter, annual base salary equal to $350,000, and eligibility to receive a target annual cash bonus equal to 50% of Mr. Eaton’s base salary.

Kim Barker Lee - The employment agreement entered into with Ms. Lee was effective as of December 7, 2022 and provides for a term that runs until December 31, 2024, an annual base salary equal to $550,000, which will be reviewed annually, and eligibility to receive a target annual cash bonus equal to 100% of her base salary.

George T. Papanier - The employment agreement entered into with Mr. Papanier was originally effective as of March 29, 2016 and subsequently amended on January 13, 2020 and again on January 16, 2021 (the “Papanier Employment Agreement”). On March 31, 2023, the Papanier Employment Agreement was further amended to (i) extend the term of Mr. Papanier’s employment agreement through December 31, 2025 (the “Papanier Initial Period”) (with automatic one-year extensions following the Papanier Initial Period), (ii) increase Mr. Papanier’s annual base salary to $975,000 for the remainder of the Papanier Initial Period, (iii) provide that Mr. Papanier’s annual target bonus will be equal to 100% of his annual base salary, and (iv) provide for an additional equity award in the form of 50% RSUs and 50% PSUs, pursuant to a vesting schedule to be approved by the Compensation Committee of the Board and as ratified by the Board. The Papanier Employment Agreement also provides that Mr. Papanier is eligible to receive a target annual cash bonus equal to his base salary.

Termination Provisions of the Employment Agreements

Upon a termination of employment by Bally’s or a subsidiary, as applicable, (i) without “justifiable cause” with respect to Messrs. Glover, Eaton, Papanier and Lavan and Ms. Lee, and, (ii) by Mr. Papanier and Ms. Lee for “good reason,” Bally’s will pay (or would have paid in the case of Mr. Lavan), as applicable, the following separation payments and benefits: (1) any earned but unpaid annual bonus for the year prior to the year of termination, (2) a pro-rated annual bonus for the year in which the termination of employment occurs, and (3) continued payment of annual base salary for the longer of (a) the amount of time remaining until the end of the term of the employment agreement and (b) a period of 12 months following the termination date other than with respect to Ms. Lee and Mr. Glover, who will receive continued payment of annual base salary for 12 months following the termination date) (the “Base Salary Continuation”). The agreement with Mr. Lavan provided for continued payment of his annual base salary for 12 months following such termination. In addition, during the applicable severance period, Messrs. Glover, Eaton and Papanier and Ms. Lee (and prior to his termination, Mr. Lavan), as applicable, will continue (or would have continued, in the case of Mr. Lavan) to be eligible to participate in Bally’s group health and dental plans or, if the executive is ineligible to continue to participate in such plans, Bally’s will pay the executive’s COBRA premiums during the applicable period.

If Messrs. Glover, Eaton, or Papanier’s employment is terminated by Bally’s or a subsidiary, as applicable, without “justifiable cause” or by Messrs. Eaton or Papanier for “good reason” within 12 months following a “change in control,” Bally’s will pay, to the applicable individual, the same severance payments and benefits described above, except that the Base Salary Continuation and health continuation benefits will continue for Messrs. Glover and Papanier for the longer of: (1) the amount of time remaining until the end of the term of the employment agreement and (2) a period of 24 months following the termination date, and for Mr. Eaton, for 24 months. In addition, if Messrs. Glover, Eaton, or Papanier’s or Ms. Lee’s employment is terminated as a result of the applicable individual’s death or disability, the applicable individual (or their estate, if applicable) will be eligible to receive a pro-rated portion of their annual bonus payable under the Annual PFP for the year in which such termination of employment occurred. Prior to Mr. Lavan’s termination of employment, Mr. Lavan would have been entitled to severance benefits upon a termination of employment without “justifiable cause” or for “good reason” within 12 months of a “change in control” and upon a termination due to his death or disability as described above.

For purposes of Messrs. Eaton and. Papanier’s and Ms. Lee’s employment agreements, “good reason” generally means (1) a material diminution in his base salary, other than a general reduction in base salary that affects all similarly situated executives of Bally’s, (2) a material diminution in his responsibilities to Bally’s (in each NEO’s case, other than temporarily during periods of physical or mental incapacity or as required by applicable law), or (3) a relocation of his or her principal place of employment such that, for Messrs. Eaton and Papanier, the distance between his primary residence as of such relocation and his principal place of employment is increased by more than 50 miles.

For purposes of the employment agreement with Mr. Papanier, a “change in control” is defined by reference to the definition included in the 2021 Stock Incentive Plan. A “change in control” for purposes of the employment agreements with Messrs. Glover and Eaton is defined in Section 7(b)(ii) of his respective agreement. Each of Messrs. Glover, Eaton, and Papanier’s and Ms. Lee’s right to receive the severance benefits set forth in their respective employment agreements is subject to their execution of an effective release of claims against Bally’s and its affiliates.

During the employment term and for the longer of the period of Base Salary Continuation or 12 months following the NEO’s termination date, Messrs. Eaton and Papanier will be subject to certain geographically-limited non-competition restrictions. Ms. Lee will be, and Mr. Lavan is, subject to such non-competition restrictions for 12 months following the NEO’s termination date. Additionally, Messrs. Glover, Eaton, and Papanier and Ms. Lee will also be (and Mr. Lavan is) subject to certain non-solicitation, non-disparagement and/or non-disclosure restrictions as set forth in each of their respective agreements.

With respect to the Reeves Service Agreement, Mr. Reeves is entitled to 12 months’ advance notice (the “Notice Period”) in the event that the Company decides to terminate his employment with the Company for any reason other than for cause as defined in the applicable agreement. Alternatively, in lieu of notice, the Company may elect to terminate Mr. Reeves’ employment immediately, in which case the NEO will receive a payment equal to his base salary for the remainder of the Notice Period, which amount may be paid in a lump sum or in equal monthly installments during the remainder of the Notice Period, as elected by the Company in its discretion. The Reeves Service Agreement also requires Mr. Reeves to seek alternative income during the Notice Period and to notify the Company of any such income received (in which case the installment payments will be reduced accordingly). In addition, Mr. Reeves will be entitled to payment for any unused and accrued paid time off for the year in which the termination occurs (unless the Company elects to require the NEO to use such accrued paid time off during the Notice Period). The Fenton Service Agreement provided for these same notice provisions as set forth in the Reeves Service Agreement.

Separation Agreements

Certain elements of compensation set forth in the 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table reflect the terms of our settlement agreement with Mr. Fenton on February 12, 2023 (the “Fenton Separation Agreement”), pursuant to which Mr. Fenton remained on garden leave from February 12, 2023 until March 31, 2024, on which date his employment relationship terminated with Gamesys (such period of time, the “Garden Leave Period”). Pursuant to the Fenton Separation Agreement, in exchange for Mr. Fenton’s waiver of claims against Gamesys and its affiliates: (i) Mr. Fenton continued to receive base salary payments and other contractual benefits during the Garden Leave Period (with such salary payments converted from U.S. dollars into sterling pounds (GBP) based on the applicable exchange rate); (ii) Gamesys agreed to provide (A) payment of reasonable legal fees (up to a maximum of £2,500 plus VAT) incurred by Mr. Fenton in obtaining advice on the termination of his employment and the terms of the Fenton Separation Agreement and (B) reimbursement for any reasonable expenses properly incurred by Mr. Fenton during the Garden Leave Period (in accordance with Gamesys policies); and (iii) Mr. Fenton vested in one-third of his Bally’s RSUs (granted in October 2021) on December 31, 2023, 25% of his Bally’s PSUs (granted in October 2021) for the 2022 performance period, and 100% of his Bally’s PSUs (granted in October 2021) for the 2023 performance period. The Fenton Separation Agreement also subjects Mr. Fenton to certain non-disparagement and non-disclosure restrictions.

Potential Payments Upon Termination or Change in Control Table

The chart below outlines the potential payments to our NEOs upon the occurrence of certain termination triggering events. As required, the amounts quantified in the chart below reflect the theoretical potential payments and benefits to which the NEOs would have been entitled to upon termination of employment or service, or in connection with a change in control, had the applicable event occurred on December 31, 2023 (using the closing price of Bally’s common shares as of December 29, 2023, which was the last trading day of the year).

Name	Termination without Justifiable Cause or for Good Reason		Termination for Death or Disability		Termination without Justifiable Cause or for Good Reason in Connection with a Change in Control
	($)		($)		($)
Robeson M. Reeves
Cash Severance	2,200,000	(1)	2,200,000	(1)	2,200,000	(1)
Health Benefits	—		—		—
Equity	2,613,931	(4)	579,109	(4)	2,613,931	(7)
Total	4,813,931		2,779,109		4,813,931

Marcus Glover
Cash Severance	1,250,000	(1)	625,000	(2)	2,500,000	(5)
Health Benefits	31,398	(3)	—		62,796	(6)
Equity	1,182,014	(4)	130,074	(4)	1,182,014	(7)
Total	2,463,412		755,074		3,744,810

Craig L. Eaton
Cash Severance	700,000	(1)	300,000	(2)	1,100,000	(5)
Health Benefits	31,398	(3)	—		62,796	(6)
Equity	199,147	(4)	66,382	(4)	199,147	(7)
Total	930,545		366,382		1,361,943

Kim Barker Lee
Cash Severance	1,100,000	(1)	550,000	(2)	—	(5)
Health Benefits	31,398	(3)	—		37,266	(6)
Equity	684,579	(4)	114,099	(4)	684,579	(7)
Total	1,815,977		664,099		721,845

George T. Papanier
Cash Severance	1,950,000	(1)	975,000	(2)	2,925,000	(5)
Health Benefits	31,344	(3)	—		62,688	(6)
Equity	2,454,109	(4)	960,550	(4)	2,454,109	(7)
Total	4,435,453		1,935,550		5,441,797

(1)
Assuming that a termination occurred on December 31, 2023, (a) Messrs. Papanier and Eaton are each entitled to receive continued annual base salary payments for the longer of the remainder of the initial term of his employment agreement (as amended, if applicable) or 12 months following termination plus a pro-rata portion of his earned bonus under the Annual PFP for 2023, (b) Mr. Glover and Ms. Lee are each entitled to receive continued annual base salary payments for 12 months following termination, plus a pro-rata portion of his or her earned bonus under the Annual PFP for 2023 and monthly COBRA benefits for 12 months following termination, and (c) Mr. Reeves is entitled to receive either 12 months’ notice of a termination of employment by the Company or payment in lieu of notice equal to 12 months of annual base salary payments, as well as a pro-rata portion of his target annual bonus for the year in which the termination occurs and payment for any accrued and unused paid time off (to the extent not required to be taken during the notice period). For purposes of these calculations, (i) target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2023 and (i) it is assumed (for Mr. Reeves) that the Company exercised its right to terminate his employment and make the required payment in lieu of notice as set forth in his employment agreement.

(2)
Upon a termination of employment as a result of death or disability, each of Messrs. Glover, Eaton and Papanier and Ms. Lee would receive a pro-rata payment of their earned Annual PFP for 2023. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2023.

(3)	Represents estimated costs to Bally’s of continued health benefits for 12 months.
(4)
Upon termination of employment due to death or disability (other than for “cause” or as a result of the NEO’s termination of the NEO’s employment without “good reason”), each NEO would vest in the “next-tranche” of their unvested time-based RSUs (27,781 RSUs for Mr. Reeves, 9,311 RSUs for Mr. Glover, 2,381 RSUs for Mr. Eaton, 8,185 RSUs for Ms. Lee and 35,714 RSUs for Mr. Papanier). The RSUs granted to Mr. Reeves on October 1, 2021 will vest in full upon a termination without “cause” or a termination by the NEO for “good reason.” Upon a termination of employment due to death (and, with respect to Mr. Reeves’ 2023 PSU grant, also in the event of the termination of his employment due to disability), any PSUs earned for previously completed performance periods will vest at the “target” performance levels, unvested PSUs attributable to the current performance period will vest at the target level on a pro-rata basis (based upon the number of days of the NEO’s service during the applicable performance period), and any unvested PSUs for future performance periods will be forfeited. In the event of a termination of employment by the Company without “cause” or due to the NEO’s disability (other than with respect to Mr. Reeves’ 2023 PSU grant, which disability vesting is described in the preceding sentence), or a termination by the NEO for “good reason,” all PSUs (including for prior, current and future performance periods) will vest based on actual performance. The total number of accelerated RSUs and PSUs was multiplied by $13.94 per share, the closing price of Bally’s common shares on the NYSE on December 29, 2023 (December 30 and 31, 2023 were not trading days).

(5)
Assuming that a termination occurred on December 31, 2023 and that such termination occurred within one year following a change in control, (a) Mr. Glover would have received continued payments of annual base salary for the longer of the remainder of the initial term of his employment agreement or 24 months following termination plus his earned bonus under the Annual PFP for 2023; (b) Mr. Eaton would have received continued annual base salary payments for 24 months following termination plus his earned bonus under the Annual PFP for 2023 and monthly COBRA premiums for the applicable severance period; and (c) Mr. Papanier would have received continued annual base salary payments for the longer of the remainder of the initial term of his employment agreement or 24 months following termination plus his earned bonus under the Annual PFP for 2023. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2023.

(6)	Represents estimated costs to Bally’s of continued health benefits for 24 months.
(7)
Assumes a change in control date of December 31, 2023 and that no “replacement award” is provided to the award holder in connection with such change in control. The amount shown represents the accelerated vesting of all time-based RSUs (61,530 RSUs for Mr. Reeves, 42,397 RSUs for Mr. Glover, 7,143 RSUs for Mr. Eaton, 24,554 RSUs for Ms. Lee and 71,428 for Mr. Papanier) and the accelerated vesting of all outstanding and unearned PSUs (assuming target level achievement) for the applicable performance period(s) (equal to 71,430 PSUs for Mr. Reeves, 33,065 PSUs for Mr. Glover, 4,762 PSUs for Mr. Eaton 16,369 PSUs for Ms. Lee and 71,428 PSUs for Mr. Papanier). The total number of accelerated RSUs and PSUs was multiplied by $13.94 per share, the closing price of Bally’s common shares on the NYSE on December 29, 2023 (December 30 and 31, 2023 were not trading days).

In connection with Mr. Fenton’s termination of employment, and pursuant to the Fenton Separation Agreement, Mr. Fenton received the following payments in connection with his separation from the Company: (i) $987,400 in continued base salary payments and other contractual benefits during the Garden Leave Period (with such salary payments to be converted from U.S. dollars into sterling pounds (GBP) based on the applicable exchange rate); (ii) legal fees (up to a maximum of £2,500 plus VAT) incurred by Mr. Fenton in obtaining advice on the termination of his employment and the terms of the Fenton Separation Agreement and reimbursement for any reasonable expenses properly incurred by Mr. Fenton during the Garden Leave Period (in accordance with Gamesys policies); and (iii) $761,746 for the value of his vested equity awards (one-third of his RSUs (granted in October 2021), 25% of his Bally’s PSUs (granted in October 2021) for the 2022 performance period, and 100% of his Bally’s PSUs (granted in October 2021) for the 2023 performance period.

Mr. Lavan’s termination of employment from the Company in May 2023 was a voluntary termination. As a result, he did not receive any severance payments or benefits in connection with his termination and forfeited all outstanding and unvested equity-based awards held by him, including his 2022 grant of time-based RSUs and the PSUs granted in 2022 attributable to the performance periods ended December 31, 2023 and December 31, 2024.
However, he did receive accrued paid time off in an amount of $48,077 at the time of his termination in accordance with the Company’s paid time off policy.

Equity Compensation Plan Information

The table below presents information as of December 31, 2023 with respect to shares issuable under our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)(3)
Equity compensation plans approved by security holders	1,524,428	$—	4,459,005
Equity compensation plans not approved by security holders	—	—	—
Total	1,524,428	$—	4,459,005
__________________________________

(1)
Includes an aggregate 1,176,611 unvested RSUs and 347,817 unvested PSUs outstanding at December 31, 2023 (which includes PSUs attributable to 2023 calculated based on actual performance for 2023 and PSUs for future performance years calculated at target). The number of shares reported for PSUs for future performance years may overstate dilution.

(2)
Represents weighted-average exercise price of stock options outstanding under the plans. The weighted-average exercise price does not apply to restricted shares, RSUs or PSUs because there is no exercise price associated with such awards.

(3)
With respect to PSUs, this column assumes that the target number of shares underlying the PSUs will be issued at the end of the relevant performance periods, and therefore all such shares have been excluded. As of December 31, 2023, the actual number of shares to be issued, if any, had not been determined and will be determined based on the relevant performance criteria over the applicable performance periods. Includes 2,895,775 shares available for issuance from the Bally’s Employee Stock Purchase Plan.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Mr. Reeves, who served as Chief Executive Officer for 2023, and the annual total compensation of all of our employees. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Non-material changes in our workforce prompted the use of the same median employee as in 2022, as permitted under SEC rules. Since the date used to select the median employee, there have been no changes to our employee population or compensation arrangements that we believe would significantly impact the pay ratio disclosure. In making this determination, we considered the fact that the Company did not engage in any material acquisitions or other circumstances in 2023 that would impact the employee population or employing entities, all of which remained largely unchanged from 2022. For purposes of determining the median employee in 2022, we determined that as of December 31, 2022, the employee population of the Company and its consolidated subsidiaries consisted of approximately 10,500 employees as reflected in our internal payroll records excluding the Chief Executive Officer for 2022. This population included full-time, part-time and seasonal employees employed by us on that date. Approximately 19% of our employee population was located outside of the US in 2022.

To identify our median employee from this population in 2022, we used cash compensation paid during 2022, consisting of base wages for salaried employees and gross cash compensation paid to non-salaried employees, including hourly pay and other cash-based wages, such as tip income. We used the average exchange rate for the 12-month period ended December 31, 2022 to convert each non-U.S. employee’s total compensation to U.S. dollars. We did not make any assumptions or estimates with respect to total annual compensation. We did not annualize cash compensation for any employees who were hired or furloughed during 2022. We then calculated the compensation for our median employee based upon the same components of compensation used to determine our prior CEO’s pay for the purposes of Summary Compensation Table disclosure for 2022. We determined that the median employee’s annual total compensation for 2023 was $43,956.

Although the Company had two individuals serving as PEO during 2023, only Mr. Reeves’ compensation was used for purposes of this CEO Pay Ratio as permitted by SEC rules. Mr. Reeves’ base salary and compensation amounts were substantially the same as those of our former PEO, Mr. Fenton, during 2023, which is why the Company reasonably determined that it was appropriate to use only Mr. Reeves’ compensation for this disclosure.

For 2023, the annual total compensation of our CEO was $4,537,197 as disclosed in the Summary Compensation Table. Based on this information, for 2023 the ratio of the annual total compensation of Mr. Reeves to the annual total compensation of the median employee was 103 to 1.

Because the SEC rules for identifying the median employee of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies may utilize different methodologies in calculating their pay ratios.

Pay Versus Performance

Year	Robeson Reeves		Lee Fenton		George Papanier		Average Summary Compensation Table Total for Non‑PEO Named Executive Officers	Average Compensation Actually Paid to Non‑PEO Named Executive Officers (2)
	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)
2023	$4,537,197	$3,609,523	$1,571,215	$851,126	$—	$—	$1,814,783	$1,427,000
2022	$—	$—	$2,263,388	$(42,319)	$—	$—	$1,799,388	$998,005
2021	$—	$—	$5,571,229	$4,443,255	$5,678,459	$4,784,620	$2,383,894	$1,169,857
2020	$—	$—	$—	$—	$3,601,428	$4,911,411	$4,263,661	$5,885,416

	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (5)	Adjusted EBITDA (6)
	Total Shareholder Return (3)	Peer Group Total Shareholder Return (4)
2023	75.96	54.58	$(187,500)	$527,329
2022	75.89	58.28	$(425,546)	$548,515
2021	149.03	78.17	$(114,697)	$329,902
2020	196.68	89.66	$(5,487)	$69,255

(1)    Mr. Reeves was our principal executive officer (“PEO”) from March 31, 2023 through December 31, 2023. Mr. Fenton was our PEO from January 1, 2023 through March 31, 2023, for the full year of 2022 and from October 1, 2021 through December 31, 2021. Mr. Papanier was our PEO from January 1, 2021 through September 30, 2021 and the full 2020 year. For 2023, our non-PEO named executive officers (“Non-PEO NEOs”) were Ms. Lee and Messrs. Glover, Lavan, Eaton and Papanier. For 2022, our Non-PEO NEOs were Messrs. Lavan, Eaton, Papanier and Reeves and former executive Stephen Capp. For 2021, our Non-PEO NEOs were Messrs. Eaton and Reeves and former executives Stephen Capp and Marc Crisafulli. For 2020, our Non-PEO NEOs were former executives Stephen Capp and Marc Crisafulli.
(2)    For 2023 (the “Covered Year”), the values included in this column for the compensation actually paid to our PEOs and the average compensation actually paid to our Non-PEO NEOs for purposes of this Pay Versus Performance table (“PVP Table”):

Compensation Actually Paid represents the Summary Compensation Table Totals adjusted for the following items:	2023
For Robeson Reeves:
Less Summary Compensation Table “Stock Awards” value	$(2,215,125)
Plus year-end fair value of outstanding equity awards granted in Covered Year that are outstanding and unvested as of the Covered Year-end	1,274,297
Change in fair value (from prior year-end to Covered Year-end) of equity awards granted in prior years that are outstanding and unvested as of the Covered Year-end	(134,205)
Plus vesting date fair value of equity awards granted and vested in Covered Year	235,224
Change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in Covered Year	(87,865)
Less fair value as of prior-year end equity awards that failed to vest in the Covered Year	—
For Lee Fenton:
Less Summary Compensation Table “Stock Awards” value	$(469,567)
Plus year-end fair value of outstanding equity awards granted in Covered Year that are outstanding and unvested as of the Covered Year-end	328,273
Change in fair value (from prior year-end to Covered Year-end) of equity awards granted in prior years that are outstanding and unvested as of the Covered Year-end	—
Plus vesting date fair value of equity awards granted and vested in Covered Year	—
Change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in Covered Year	(122,396)
Less fair value as of prior-year end equity awards that failed to vest in the Covered Year	(456,399)

Compensation Actually Paid represents the Summary Compensation Table Totals adjusted for the following items:	2023
For Non-PEO NEOs (Average):
Less Summary Compensation Table “Stock Awards” value	$(865,745)
Plus year-end fair value of outstanding equity awards granted in Covered Year that are outstanding and unvested as of the Covered Year-end	553,727
Change in fair value (from prior year-end to Covered Year-end) of equity awards granted in prior years that are outstanding and unvested as of the Covered Year-end	—
Plus vesting date fair value of equity awards granted and vested in Covered Year	39,344
Change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in Covered Year	(15,528)
Less fair value as of prior-year end equity awards that failed to vest in the Covered Year	(99,582)

(3)    For each Covered Year, our total shareholder return was calculated as the yearly percentage change in our cumulative total shareholder return on our common stock, par value $0.01 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on NYSE on December 31, 2019 through and including the last day of the fiscal year covered (the “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the Covered Year-end values of such investment as of the end of 2023, 2022, 2021 and 2020, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4)    For purposes of this pay versus performance disclosure, our peer group is the Dow Jones US Gambling Index (the “Peer Group”). For each Covered Year, our peer group cumulative total shareholder return was calculated based on a deemed fixed investment of $100 through the Measurement Period, assuming all dividends were reinvested.
(5)    Amounts represent net income reflected in the Company’s audited financial statements for the applicable year and is calculated in accordance with U.S. Generally Accepted Accounting Principles.
(6)    Adjusted EBITDA is defined as earnings for the Company, before interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating income, acquisition and other transaction related costs, share-based compensation and certain other gains or losses.

The following table lists the only two financial performance measures that we use to link compensation actually paid to our NEOs for fiscal 2023 to our performance:

Most Important Financial Performance Measures
Adjusted EBITDA
Net Income (Loss)

The following graphical comparisons provide descriptions of the relationships between certain figures included in the PVP Table for each Covered Year, including (1) a comparison between our cumulative total shareholder return and the cumulative total shareholder return of the Peer Group, and (2) comparisons between (A) the compensation actually paid to the PEO and the average of the compensation actually paid to our Non-PEO NEOs (in each case as set forth in the PVP Table above) and (B) each of the performance measures, Net Income (Loss) and Adjusted EBITDA, set forth in the PVP Table above.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte and Touche, LLP (“Deloitte”) has served as the independent registered public accounting firm for the Company since 2015, and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2024.

In the event that the shareholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its selection of auditors and a change in its selection may or may not occur. Even if the appointment is ratified, the Audit Committee reserves the right, in its sole discretion, to select a different independent registered public accounting firm at any time during the fiscal year without resubmitting the matter to shareholders for ratification.

A Deloitte representative is expected to attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services, other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte in connection with services rendered during the last two fiscal years.

	Years Ended December 31,
Fee Category	2023	2022
Audit Fees	$8,571,482	$5,794,625
Audit Related Fees	852,843	683,222
Tax Fees	364,006	928,812
All Other Fees	1,895	1,895
Total	$9,790,226	$7,408,554

Audit Fees consists of fees billed for professional services rendered in connection with the audit of our annual financial statements, including fees related to the review of the interim financial statements included in quarterly reports, and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include, assurance engagements related to the Company’s filings with the SEC, accounting consultations and reviews and due diligence in connection with acquisitions, attest services that are not required by law and consultations concerning financial accounting and reporting standards.

Tax Fees consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense and mergers and acquisitions.

All Other Fees consists of fees for services other than the services reported above. In 2023 and 2022, we utilized Deloitte for a subscription to an online accounting research tool.

We did not incur any other audit and non-audit fees in 2023 and 2022.

Pre-Approval of Audit and Non-Audit Services

The Board adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. Under the policy, the Audit Committee annually, and from time to time, pre-approves the audit engagement fees and terms of all audit and permitted non-audit services to be provided by the independent auditor.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

PROPOSAL 3

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote, on a non-binding advisory basis, to approve the compensation of our NEOs as disclosed in this Proxy Statement. The Board has adopted a policy providing for annual “say-on-pay” advisory votes. Although the vote is non-binding, the Board and Compensation Committee will review and consider the outcome of the vote when considering future executive compensation arrangements.

We believe that NEO compensation should be focused on promoting Company performance and shareholder value. To achieve these goals, our NEO compensation program emphasizes pay for performance and aligning the interests of our NEOs with those of our shareholders through the use of long-term incentives and the encouragement of equity ownership. In addition, our NEO compensation program is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the Compensation Discussion and Analysis section above and the related tables and narratives for more information about the compensation of our NEOs.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs. This vote is advisory only and is not binding. Although the vote is non-binding, our Board and Compensation Committee value the opinions of our shareholders, and our Board and Compensation Committee expect to consider the outcome of the vote when making future compensation decisions for our NEOs. At our 2022 Annual Meeting, our shareholders voted in favor of us to hold a “say-on-pay” vote annually. As a result of that advisory vote, we are holding a “say-on-pay” vote this year and we expect to hold the next “say-on-pay” vote in connection with the annual meeting of shareholders to be held in 2025.

For the reasons discussed above, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and other related disclosures in this Proxy Statement.”

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 4

SHAREHOLDER PROPOSAL REGARDING A REPORT ON THE ADOPTION OF A SMOKEFREE POLICY

We have been advised that Trinity Health, of 766 Brady Avenue, Apt. 635, Bronx, New York, 10462, which beneficially owns 440 shares of common stock, intends to present the following proposal for consideration at the Annual Meeting. The proponent’s resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

Proponent’s Proposal and Supporting Statement

RESOLVED: Shareholders request the Board of Directors commission and disclose a report on the potential cost savings through the adoption of a smokefree policy for Bally’s Corporation properties. The report, prepared at reasonable cost and omitting confidential and proprietary information, should be published within six months following the 2024 shareholders meeting.

WHEREAS:

The US Surgeon General released a landmark report in 2006 stating that there is no safe level of exposure to secondhand smoke. Tobacco use and secondhand smoke exposure kills nearly 500,000 Americans every year.1 For the gaming industry, workers on casino floors are largely people of color and women; lack of access to smokefree air can deepen existing disparities in health outcomes.

The COVID-19 pandemic changed long-held business assumptions across many industries. For the gaming industry, customers became much more sensitive to indoor air quality and how such air affects their health.

While Bally’s says its “state-of-the-art HVAC system ... will provide a really comfortable gaming environment for everyone”,2 the American Society of Heating, Refrigerating and Air-Conditioning Engineers states: “There is no currently available or reasonably anticipated ventilation or air cleaning system that can adequately control or significantly reduce the health risks of environmental tobacco smoke to an acceptable level.”3

As independent researchers C3 Gaming found in analyzing revenue performance in several competitive casino markets, smokefree casinos, for the first time, generated more revenue: “Data from multiple jurisdictions clearly indicates that banning smoking no longer causes a dramatic drop in gaming revenue. In fact, non-smoking properties appear to be performing better than their counterparts that continue to allow smoking.”4

There are potential business risks to allowing indoor smoking in Bally’s properties, from higher employee health insurance premiums (when compared with casinos that don't permit indoor smoking), greater maintenance costs, and deterring a significant number of potential visitors who won't visit a casino due exposure to tobacco smoke (88.5% of the American public does not smoke).5

Shareholders have no guidance as to the costs Bally’s is bearing for continuing to allow indoor smoking, nor has the Company disclosed the social and environmental costs and risks imposed on its stakeholders.

Parx Casino's Chief Marketing Officer told the Play Pennsylvania website in February 2023 that since the casino went smokefree, Parx has seen a positive effect on the health and morale of employees, and did not increase health insurance premiums: “Frankly, we are starting to see health costs go down .... What’s been interesting to me, is a lot of our smoking guests have actually said things like, ‘I never realized how smoky and annoying it was. I really don't mind walking 50 feet out to the smoking patio.’”6

New customer preferences require an examination of the status quo in which smoking is allowed in gaming properties around the country. We believe our Company could enhance its ESG initiatives by conducting the report that our proposal requests. We urge Bally’s shareholders to vote in favor of this proposal.

_____________________________
1    https://www.cdc.gov/tobacco/data_statistics/fact_sheets/health_effects/tobacco_related_mortality/index.htm
2     https://no-smoke.org/ballys-lobbyists-repeats-false-claim/
3     https://www.ashrae.org/file%20library/about/position%20documents/pd_environmental-tobacco-smoke-2020-07-1.pdf
4     https://8b3e0552-f01a-40e0-b077-ea4813c4af0b.usrfiles.com/ugd/8b3e05_348baee6d05949ad9b4adae2b7a77105.pdf
5     https://www.cdc.gov/tobacco/data_statistics/fact_sheets/adult_data/cig_smoking/index.htm
6    https://www.playpennsylvania.com/g2e-panel-discussion-parx-casino-smoking/

The Company’s Statement in Opposition to Proposal 4

The Board unanimously recommends a vote AGAINST the foregoing proposal.

Adopting the shareholder proposal would not be in the best interests of the Company or its shareholders. While the Board shares the proponents’ interest in the health and well-being of our employees and customers, the Board believes compliance with local legal requirements relating to smoking in casinos together with the Company’s existing policies and practices makes the proposal unwarranted and unreasonable.

The Company is committed to providing a first-class entertainment experience to both its smoking and non-smoking customers, and compliance with local smoking laws ensures that customers have access to comparable gaming experiences with all other casinos in each market. Furthermore, compliance with local smoking laws ensures that the Company remains competitive in all markets in which it operates and is responsive to the unique health mandates in each municipality and state. The Company also maintains policies and procedures to accommodate employees who wish to work in a smoke-free environment.

For these reasons, among others, we believe that the Company has no reasonable reason to conduct the proposed study.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL REGARDING A REPORT ON THE ADOPTION OF A SMOKEFREE POLICY.

REPORT OF THE AUDIT COMMITTEE*

The Board has appointed an Audit Committee composed of three non-employee directors: Ms. Harris (Chair), Mr. Rollins and Ms. Wilson. Each of the members of the Audit Committee is “independent” as defined under the NYSE listing standards. The Board has determined that Ms. Harris is an “audit committee financial expert” under applicable rules of the SEC, and the members of the Audit Committee satisfy the NYSE financial literacy standards.

The Audit Committee is responsible for providing independent oversight of the Company’s accounting functions and internal controls. The Audit Committee oversees Company’s financial reporting process on behalf of the Board, reviews financial disclosures, and meets privately, outside of the presence of management, with the Company’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2023 with the Company’s management and with Deloitte & Touche, LLP (“Deloitte”), the Company’s independent registered public accounting firm. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC, as well as Deloitte’s report included in the Company’s Annual Report on Form 10-K related to its audit of (1) the consolidated financial statements and (2) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with Deloitte the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

AUDIT COMMITTEE

Tracy S. Harris (Chair)
Jeffrey W. Rollins
Wanda Y. Wilson

*
The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement except as otherwise explicitly specified in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

Our Corporate Governance Guidelines include a written policy for the review, approval or ratification of Related Party Transactions by the Audit Committee of our Board. For this purpose, “Related Party Transactions” are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and any of their immediate family members. In considering such transactions, our Audit Committee considers the relevant facts and circumstances available to it regarding the transaction, including the material facts as to the related person’s relationship to or interest in the transaction.

PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended for inclusion in the proxy statement for the Annual Meeting of Shareholders to be held in 2025 (the “2025 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices not less than 120 calendar days before the anniversary date of the Company’s proxy statement released to shareholders in connection with the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended for inclusion in the proxy statement for the 2025 Annual Meeting must be received by the Company at its principal executive offices no later than December 6, 2024. Pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”), notices of nomination for director by shareholders to be included in the proxy statement for the 2025 Annual Meeting must be received by the Company at its principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any nominations for director by shareholders to be included in the proxy statement for the 2025 Annual Meeting must be received in writing by the Company at its principal executive offices no later than February 15, 2025 and no sooner than January 16, 2025.

Pursuant to the Bylaws, proposals of shareholders intended to be presented at the 2025 Annual Meeting, but not included in the proxy statement, must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2025 Annual Meeting outside of Rule 14a-8 must be received in writing by the Company at its principal executive offices no later than February 15, 2025 and no sooner than January 16, 2025.

In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals in support of director nominees other than the Company’s nominees must be received in writing by the Company at its principal executive offices no later than March 17, 2025. If the date of the 2025 Annual Meeting changes by more than 30 calendar days from the date of the Annual Meeting, such notice must instead by provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following public announcement by the Company of the date of the 2025 Annual Meeting.

OTHER MATTERS

Delivery of Proxy Materials to Households

SEC rules allow companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs.

Shareholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement or notice of internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings and receive separate or multiple annual reports, proxy statements or notice of internet availability of proxy materials for shareholders sharing the same address, please contact your broker, bank or other intermediary.

You may also obtain a separate annual report, proxy statement or notice of internet availability of proxy materials without charge by sending a written request to Bally’s Corporation, Attention: Investor Relations, 100 Westminster Street, Providence, Rhode Island 02903, or by calling us at (401) 475-8474. We will promptly send additional copies of the annual report or proxy statement or notice of internet availability of proxy materials upon receipt of such request. Shareholders sharing an address who now receive multiple copies of our annual report, proxy statement or notice of internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to shareholders with shares registered directly in their name.

Solicitation

We will bear the cost of this solicitation of proxies, including the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of shares, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter. We will not pay any additional compensation to officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

Other Business

The Board does not intend to present to the Annual Meeting any other matter not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
BALLY’S CORPORATION

Soohyung Kim
Chairman of the Board of Directors

Bally's

BALLY'S CORPORATION
100 WESTMINSTER STREET
PROVIDENCE, RI 02903

SCAN TO
VIEW MATERIALS & VOTE

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/BALY2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V41959-P06621

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**BALLY'S CORPORATION**

**The Board of Directors recommends you vote FOR the following listed nominees:**

| **Nominees:** | **For** | **Withhold** |
|---|---|---|
| 1a. Terrence Downey | ☐ | ☐ |
| 1b. Jaymin B. Patel | ☐ | ☐ |
| 1c. Wanda Young Wilson | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR proposals 2 and 3:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Ratification of the appointment of independent registered public accounting firm. | ☐ | ☐ | ☐ |
| 3. Approve, on a non-binding advisory basis, the compensation of the Company's named executive officers. | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote AGAINST proposal 4:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 4. A shareholder proposal regarding a report on the adoption of a smokefree policy. | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V41960-P06621

## Bally's Corporation
## Annual Meeting of Shareholders
## May 16, 2024 2:00 PM Eastern Time
## This proxy is solicited by the Board of Directors

The undersigned hereby appoints Craig L. Eaton, as proxy and attorney-in-fact, with power of substitution and revocation, and with all powers that the undersigned will possess if personally present, to vote the shares of common stock of the Company at the 2024 Annual Meeting of Shareholders via live webcast at www.virtualshareholdermeeting.com/BALY2024 at 2:00 PM Eastern Time, on May 16, 2024, and any postponement(s) or adjournment(s) of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournment(s)).

**THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4 AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.**

**PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET.**

**Continued and to be signed on reverse side**